Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                              September 19, 2003
-------------------------------------------------------------------------------

                        CBL & ASSOCIATES PROPERTIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                            1-12494                    62-1545718
-------------------------------------------------------------------------------
(State or other                  (Commission              (IRS Employer
jurisdiction of                  File Number)             Identification Number)
incorporation)


              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
-------------------------------------------------------------------------------
                                 (423) 855-0001

ITEM 5. Other Events

     CBL & Associates Properties, Inc. (the "Company") is updating its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2002 to reflect (i) the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and (ii) the adoption of SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections."

     During February 2003, the Company sold a community center and, in accordance with SFAS No. 144, has reported revenue, expenses and gain on sale from the community center as discontinued operations for each period presented in its quarterly reports filed since the date of the sale, including any comparable periods of the prior year that are presented. The same reclassification as discontinued operations required by SFAS No. 144 following the sale of the community center is required for previously issued annual financial statements for each of the three years shown in the Company's last annual report on Form 10-K, if those financial statements are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of the sale.

     In accordance with SFAS No. 145, the Company has reclassified losses from the extinguishment of debt from extraordinary items to unusual items within continuing operations in its consolidated statements of operations for each of the three years shown in the Company's Form 10-K.

     These reclassifications have no effect on the Company's reported net income available to common shareholders. This Form 8-K updates Items 6, 7, 8 and 15 of the Company's Form 10-K to reflect the community center sold in February 2003 as discontinued operations and to reflect losses from extinguishments of debt as unusual items within continuing operations. All other items of the Form 10-K remain unchanged. No attempt has been made to update matters in the Form 10-K, except to the extent expressly provided above.

                                                                        Page
Index to Exhibit 99.1                                                   Number
---------------------------------------------------------------------  --------
Selected Financial Data                                                   5
Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                                  7
Financial Statements                                                     23


ITEM 7. Exhibits

Exhibit
Number    Description
-------   -----------

23.1      Consent of Deloitte & Touche LLP

99.1 Items 6, 7, 8 and 15 of the Company's Annual Report on Form 10-K for the Year Ended December 31, 2002 as revised for the adoption of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections"

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          CBL & ASSOCIATES PROPERTIES, INC.


                                /s/ John N. Foy
                     -----------------------------------------
                                 John N. Foy
                                Vice Chairman,
                      Chief Financial Officer and Treasurer
                     (Authorized Officer of the Registrant,
                         Principal Financial Officer and
                          Principal Accounting Officer)


Date:  September 19, 2003

                                                                  Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statements Nos. 333-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration
Statements  Nos.  033-92218,  333-47041,  333-90395,  333-62830,  333-97831  and
333-104882 on Form S-3 of CBL & Associates Properties, Inc. of our report dated February 21, 2003, except for Notes 2, 3, 4, 7, 12 and 13 as to which the date is September 18, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Statements of Financial Accounting Standard No. 144 and No. 145), appearing in this Current Report on Form 8-K of CBL & Associates Properties, Inc.




DELOITTE & TOUCHE LLP


Atlanta, Georgia
September 19, 2003

                                                                Exhibit 99.1

Item 6.           Selected Financial Data:

     The following table sets forth selected financial and operating information for CBL & Associates Properties, Inc. (the "Company") for each of the five years in the period ended December 31, 2002, which has been updated to reflect the (i) the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to the sale of a community center in February 2003 that requires the results of operations of this community center be retroactively reclassified as discontinued operations in all periods presented; and (ii) the adoption of SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections," in the first quarter of 2003 that results in the reclassification of the losses from the extinguishment of debt from extraordinary items to unusual items within continuing operations in the Company's consolidated statements of operations. These reclassifications have no effect on the reported net income available to common shareholders in any prior period. Refer to Notes 2 and 4 to the Company's consolidated financial statements. The following information should be read in conjunction with the Company's consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

                          CBL & Associates Properties, Inc.
                             Selected Financial Data
                      (In thousands, except per share data)

                                                                                   Year Ended December 31,
                                                          -------------------------------------------------------------------------
                                                               2002          2001          2000           1999          1998
                                                          -------------------------------------------------------------------------
 Total revenues                                              $ 598,332    $ 548,137      $ 355,186     $ 313,393      $ 250,624
 Total expenses                                                454,849      442,992        281,155       248,260        201,141
                                                          -------------------------------------------------------------------------
 Income from operations                                        143,483      105,145         74,031        65,133         49,983
 Loss on extinguishment of debt                                 (3,930)     (13,558)          (367)            -           (799)
 Gain on sales of real estate assets                             2,804       10,649         15,989         6,248          4,183
 Equity in earnings of unconsolidated affiliates                 8,215        7,155          3,684         3,263          2,379

 Minority interest in earnings:
    Operating Partnership                                      (64,251)     (49,643)       (28,507)      (23,264)       (16,258)
    Shopping center properties                                  (3,303)      (1,682)        (1,525)       (1,214)          (634)
                                                          -------------------------------------------------------------------------
 Income before discontinued operations                          83,018       58,066         63,305        50,166         38,354
 Discontinued operations                                         1,888        2,842          2,417         4,429          2,145
                                                          -------------------------------------------------------------------------
 Net income                                                     84,906       60,908         65,722        54,595         40,499
 Preferred dividends                                           (10,919)      (6,468)        (6,468)       (6,468)        (3,234)
                                                          -------------------------------------------------------------------------
 Net income available to common shareholders                 $  73,987    $  54,440      $  59,254     $  48,127      $  37,265
                                                          =========================================================================
 BASIC EARNINGS PER COMMON SHARE:
 Income before discontinued operations, net of preferred
     dividends                                                $   2.51     $   2.04       $   2.28      $   1.77       $   1.46
 Net income available to common shareholders                  $   2.58     $   2.15       $   2.38      $   1.95       $   1.55
                                                          =========================================================================
 Weighted average shares outstanding                            28,690       25,358         24,881        24,647         24,079
 DILUTED EARNINGS PER COMMON SHARE:
 Income before discontinued operations, net of preferred
      dividends                                               $   2.43     $   2.00       $   2.27      $   1.76       $   1.44
 Net income available to common shareholders                  $   2.49     $   2.11       $   2.37      $   1.94       $   1.53
                                                          =========================================================================
 Weighted average shares and potential dilutive
         common shares outstanding                              29,668       25,833         25,021        24,834         24,340
 Dividends declared per common share                          $   2.32     $   2.13       $   2.04      $   1.95       $   1.86


                                                                                        December 31,
                                                          -------------------------------------------------------------------------
                                                               2002          2001          2000           1999          1998
                                                          -------------------------------------------------------------------------
 BALANCE SHEET DATA:

 Net investment in real estate assets                       $3,611,485   $3,201,622     $2,040,614    $1,960,554     $1,805,788
 Mortgage and other notes payable                            3,795,114    3,372,851      2,115,565     2,018,838      1,855,347
 Total debt                                                  2,402,079    2,315,955      1,424,337     1,360,753      1,208,204
 Minority interests                                            500,513      431,101        174,665       170,750        168,040
 Shareholders' equity                                          741,190      522,088        434,825       419,887        415,782
 OTHER DATA:
 Cash flow provided by (used in):
    Operating activities                                     $ 273,923    $ 213,075      $ 139,118     $ 130,557      $ 106,183
    Investing activities                                      (274,625)    (201,245)      (122,215)     (204,856)      (569,849)
    Financing activities                                         3,920       (6,877)       (18,793)       75,546        466,369
 Funds From Operations (FFO) (1) of the Operating
    Partnership                                                232,670      180,443        131,667       116,273         92,693
 FFO applicable to the Company                                 124,546       93,730         88,908        78,304         64,386

(1) Please refer to Managements Discussion and Analysis of Financial Condition and Results of Operations for the definition of FFO. FFO does not represent cash flow from operations as defined by accounting principals generally accepted in the United States and is not necessarily indicative of the cash available to fund all cash requirements.

Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in this Annual Report.

     Certain statements made in this section or elsewhere in this report may be deemed "forward looking statements" within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, without limitation, general industry, economic and business conditions, interest rate fluctuations, costs of capital and capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and retail formats, changes in retail rental rates in the Company's markets, shifts in customer demands, tenant bankruptcies or store closings, changes in vacancy rates at the Company's properties, changes in operating expenses, changes in applicable laws, rules and regulations, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support the Company's future business. The Company disclaims any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

GENERAL BACKGROUND

     CBL & Associates Properties, Inc.'s consolidated financial statements and accompanying notes reflect the consolidated financial results of CBL &
Associates Limited Partnership (the "Operating Partnership") and CBL & Associates Management, Inc. (the "Management Company"). CBL & Associates Properties, Inc., the Operating Partnership and the Management Company are referred to collectively as the "Company." At December 31, 2002, the Company's portfolio of properties consisted of 51 regional malls, 18 associated centers, 61 community centers, an office building, joint venture investments in four regional malls, two associated centers and two community centers, plus 11 mortgages (the "Properties"). The Operating Partnership currently has under construction one mall, which is owned in a joint venture, one associated center and three community centers, and options to acquire certain shopping center development sites.

     The Company has reclassified certain financial information in the 2001 and 2000 consolidated financial statements to conform to the 2002 presentation. A portion of the results of operations of the Company's taxable REIT subsidiary was reported on a net basis in prior years' financial information. However, due to growth of those operations, the Company has presented the taxable REIT subsidiary's results of operations on a gross basis, with revenues included in interest and other revenues and the related expenses included in the other expenses caption.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002, TO THE RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001

     The following significant transactions impact the comparison of the results of operations for the year ended December 31, 2002, to the year ended December 31, 2001:

x The Company acquired ownership interests in 21 malls and two associated centers from The Richard E. Jacobs Group ("Jacobs") on January 31, 2001; therefore, the results of operations for 2002 include an additional month of operations for these properties as compared to 2001. In March 2002, the Company completed the second and final stage of the Jacobs acquisition by acquiring additional interests in four malls and one associated center.

x The Company opened or acquired nine additional properties since February 1, 2001. The new properties opened or acquired are as follows:

                                                                                               Opening/
Project Name                   Location                        Type of Addition                Acquisition Date
------------------------------ ------------------------------- ------------------------------- ---------------------
Willowbrook Plaza              Houston, TX                      Acquisition                     February 2001
Creekwood Crossing             Bradenton, FL                    New Development                 April 2001
The Lakes Mall                 Muskegon, MI                     New Development                 August 2001
CBL Center                     Chattanooga, TN                  New Development                 January 2002
Richland Mall                  Waco, TX                         Acquisition                     May 2002
Panama City Mall               Panama City, FL                  Acquisition                     May 2002
Parkdale Crossing              Beaumont, TX                     New Development                 November 2002
Westmoreland Mall              Greensburg, PA                   Acquisition                     December 2002
Westmoreland Crossing          Greensburg, PA                   Acquisition                     December 2002

x Several properties were sold during 2001 and their results of operations are included in the consolidated statement of operations in 2001 through each property's respective disposal date. The results of operations for properties sold during 2002 are included in discontinued operations for all periods presented as a result of the adoption of a new accounting pronouncement (see Note 4 to the consolidated financial statements). Therefore, when comparing results for the year ended December 31, 2002, to the year ended December 31, 2001, the variances will include a reduction related to the dispositions that occurred in 2001, which are listed below:

Project Name                 Location                       Disposal Date
--------------------------   ----------------------------   ---------------------
Jean Ribaut Square           Beaufort, SC                   February 2001
Bennington Place             Roanoke, VA                    March 2001
Sand Lake Corners            Orlando, FL                    May 2001
Park Village                 Lakeland, FL                   August 2001
Sutton Plaza                 Mt. Olive, NJ                  November 2001
Creekwood Crossing           Bradenton, FL                  November 2001
Rhett at Remount             Charleston, SC                 January 2002
LaGrange Commons             LaGrange, NY                   April 2002
One Park Place               Chattanooga, TN                April 2002
Chesterfield Crossing        Richmond, VA                   June 2002
Salem Crossing               Virginia Beach, VA             October 2002
Girvin Plaza                 Jacksonville, FL               December 2002

x During the first quarter of 2002, the Company began to include Columbia Place in Columbia, SC, in its consolidated financial statements after acquiring an additional 31% interest in the property, which resulted in the Company owning a 79% controlling interest. The Company's interest in Columbia Place was previously accounted for using the equity method of accounting. In August 2002, the Company acquired the remaining 21% interest in Columbia Place.

x In February 2002, the Company contributed 90% of its interests in Pemberton Plaza, an associated center in Vicksburg, MS, and Massard Crossing and Willowbrook Plaza, community centers located in Ft. Smith, AR, and Houston, TX, respectively, to a joint venture that is accounted for using the equity method of accounting. Prior to the date of contribution, the results of operations of these properties were included in the Company's consolidated statements of operations.

     The following is a comparison of the consolidated results of operations for 2002 to the results of 2001:

 (Dollars in Thousands)

                                                              2002            2001        $ Variance       % Variance
                                                           ----------      ----------     ----------       ----------
Total revenues                                              $598,332        $548,137       $ 50,195              9.2%
                                                           ----------      ----------     ----------       ----------
Expenses:
   Property operating, real estate taxes and
       maintenance and repairs                               183,673         172,112         11,561              6.7%
   Depreciation and amortization                              94,373          83,877         10,496             12.5%
   General and administrative                                 23,332          18,807          4,525             24.1%
   Interest                                                  143,164         156,707       (13,543)            (8.6)%
   Other                                                      10,307          11,489        (1,182)           (10.3)%
                                                           ----------      ----------     ----------       ----------
      Total expenses                                         454,849         442,992         11,857              2.7%
                                                           ----------      ----------     ----------       ----------
Income from operations                                       143,483         105,145         38,338             36.5%
Loss on extinguishment of debt                                (3,930)        (13,558)         9,628             71.0%
Gain on sales of real estate assets                            2,804          10,649         (7,845)           (73.7)%
Equity in earnings of unconsolidated affiliates                8,215           7,155          1,060             14.8%
Minority interest in earnings:
   Operating Partnership                                     (64,251)        (49,643)       (14,608)           (29.4)%
   Shopping center properties                                 (3,303)         (1,682)        (1,621)           (96.4)%
                                                           ----------      ----------     ----------       ----------
Income before discontinued operations                         83,018          58,066         24,952             43.0%
Income from discontinued operations                            1,888           2,842           (954)           (33.6)%
                                                           ----------      ----------     ----------       ----------
Net income                                                    84,906          60,908         23,998             39.4%
Preferred dividends                                          (10,919)         (6,468)        (4,451)            68.8%
                                                           ----------      ----------     ----------       ----------
Net income available to common shareholders                 $ 73,987        $ 54,440       $ 19,547             35.9%
                                                           ==========      ==========     ==========       ==========

Revenues

     The increase in revenues was primarily attributable to three factors. First, an additional month of operations in 2002 related to the Jacobs properties combined with improvements in leasing and occupancy at the Jacobs properties, contributed $21.9 million to the increase. Second, the additional nine properties opened or acquired during 2002 and 2001 contributed $30.1 million to the increase. Third, continued improvement in leasing and occupancy at existing properties contributed $6.0 million to the increase. The above increases include an increase in lease termination fees of $1.4 million to $5.5 million in 2002 compared to 4.1 million in 2001. These increases were offset by reductions in revenues of $5.0 million related to the properties sold during 2001 and $6.4 million related to the three properties that were contributed to a joint venture early in 2002.

     Management, leasing and development fees increased $2.0 million in 2002 compared to 2001 primarily due to growth in management and leasing fees from unconsolidated affiliates that were acquired in the Jacobs transaction and from an unconsolidated affiliate that began operations during 2002.

     Interest and other revenues increased $1.6 million due to growth in certain operations of the Company's taxable REIT subsidiaries.

Expenses

     Property operating expenses increased by $4.6 million, including real estate taxes and maintenance and repairs, due to the additional month this year related to the Jacobs properties and $11.4 million related to the other nine properties opened or acquired during 2002 and 2001. These increases were offset by a total of $2.3 million related to both the properties sold during 2001 and the three properties contributed to a joint venture in 2002. The remainder of the increase was due to increases in general operating costs.

     Depreciation and amortization expense increased by $2.0 million due to the additional month related to the Jacobs properties and $3.5 million related to the other nine properties opened or acquired during 2002 and 2001. These increases were offset by a total of $1.9 million related to both the properties sold during 2001 and the three properties contributed to a joint venture. The increase is also attributable to depreciation on the capital expenditures made during 2002 and 2001 in connection with the Company's ongoing renovations and expansions of existing properties to maintain their competitive positions in their respective trade areas.

     General and administrative expenses increased $4.5 million, primarily due to additional salaries and benefits for the personnel added to manage the properties acquired during 2001 and 2002. Increased professional fees and the costs to move the Company to its new corporate headquarters also contributed to the increase.

     Interest expense decreased $13.5 million due primarily to reductions of debt with net proceeds of $114.7 million from the March 2002 common stock offering and net proceeds of $96.4 million from the June 2002 preferred stock offering.

Loss on Extinguishment of Debt

     The loss on extinguishment of debt decreased from $13.6 million in 2001 to $3.9 million in 2002 since the Company retired less debt subject to prepayment penalties in 2002 than it did in 2001. The loss in 2002 consisted of prepayment penalties of $2.3 million and the write-off of unamortized deferred financing costs of $1.6 million.

Gain on Sales of Real Estate Assets

     The net gain on sales of $2.8 million in 2002 was related to total gains of $3.3 million on seven outparcel sales and total losses of $0.5 million on three outparcel sales. The decrease from the net gain on sales of $10.6 million in 2001 results primarily because the 2001 amount includes a net gain on sales of operating properties of $8.4 million. The net gain on sales of operating properties in 2002 is included in discontinued operations due to the adoption of a new accounting pronouncement in 2002 (see Note 4 to the consolidated financial statements).

Equity in Earnings of Unconsolidated Affiliates

     The increase in equity in earnings of unconsolidated affiliates resulted from the Company's acquisition of additional partnership interests in East Towne Mall, West Towne Mall and West Towne Crossing in Madison, WI, and Kentucky Oaks Mall in Paducah, KY, in March 2002. The increase was offset by the effect of accounting for Columbia Place as a consolidated property in 2002 as compared to an unconsolidated affiliate in 2001.

Discontinued Operations

     The Company sold five community centers and an office building during 2002 and one community center in the first quarter of 2003. The Company recognized a net gain of $0.4 million related to the properties sold in 2002. Three community centers and the office building were sold for a gain and two community centers were sold at a loss. Operating income from discontinued operations decreased to $1.5 million in 2002 from $2.8 million in 2001 because the prior year included a full year of operations, while the current year only included the results of operations through the date each property was sold.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001, TO THE RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000

     The following significant transactions impact the comparison of the results of operations for the year ended December 31, 2001 to the year ended December 31, 2000.

     The Company acquired or opened 26 properties during 2001 as compared to four properties during 2000. Eighteen of the properties acquired from Jacobs are included in the consolidated results of operations of the Company and five are accounted for as unconsolidated affiliates. Therefore, the results of operations for 2001 reflect a significant increase when compared to the results of operations for 2000.

     The Company disposed of six properties during 2001 and 13 properties during 2000, which offsets the increases from the acquisitions and openings discussed above.

     The following is a comparison of the consolidated results of operations for 2001 to the results for 2000:

 (Dollars in Thousands)

                                                              2001            2000          $ Variance       % Variance
                                                          ----------       ----------       ----------       ----------
Total revenues                                             $548,137         $355,186         $192,951             54.3%
                                                          ----------       ----------       ----------       ----------
Expenses:
   Property operating, real estate taxes and
       maintenance and repairs                              172,112          105,769           66,343             62.7%
   Depreciation and amortization                             83,877           58,268           25,609             44.0%
   General and administrative                                18,807           17,766            1,041              5.9%
   Interest                                                 156,707           95,989           60,718             63.3%
   Other                                                     11,489            3,363            8,126            241.6%
                                                          ----------       ----------       ----------       ----------
      Total expenses                                        442,992          281,155          161,837             57.6%
                                                          ----------       ----------       ----------       ----------
Income from operations                                      105,145           74,031           31,114             42.0%
Loss on extinguishment of debt                              (13,558)            (367)         (13,191)               NM
Gain on sales of real estate assets                          10,649           15,989           (5,340)          (33.4)%
Equity in earnings of unconsolidated affiliates               7,155            3,684            3,471             94.2%
Minority interest in earnings:
   Operating Partnership                                    (49,643)         (28,507)         (21,136)           (74.1)%
   Shopping center properties                                (1,682)          (1,525)            (157)           (10.3)%
                                                          ----------       ----------       ----------       ----------
Income before discontinued operations                        58,066           63,305           (5,239)           (8.3)%
Income from discontinued operations                           2,842            2,417              425             17.6%
                                                          ----------       ----------       ----------       ----------
Net income                                                   60,908           65,722           (4,814)           (7.3)%
Preferred dividends                                          (6,468)          (6,468)               -                -%
                                                          ----------       ----------       ----------       ----------
Net income available to common shareholders                $ 54,440         $ 59,254         $ (4,814)           (8.1)%
                                                          ==========       ==========       ==========       ==========

NM - Not meaningful.


Revenues

     Approximately $161.5 million of the increase was attributable to the 18 properties acquired from Jacobs that are accounted for on a consolidated basis. Approximately $25.6 million of the increase resulted from the other eight new properties opened or acquired during 2001 and 2000. These increases were offset by a decrease in revenues of $5.5 million related to the 19 properties sold during 2001 and 2000.

     Improved occupancies, improved operations and increased rents in the Company's operating portfolio generated approximately $0.9 million of the increase in revenues. Additionally, lease termination fees increased by $3.3 million to $4.1 million in 2001 from $0.7 million in 2000.

     Interest and other revenues increased primarily due to growth in certain operations of the Company's taxable REIT subsidiary, which contributed $5.9 million to the increase.

Expenses

     Property operating expenses, including real estate taxes and maintenance and repairs, increased in 2001 as a result of the 26 new properties opened or acquired during 2001 and 2000. The Company's cost recovery ratio, not including bad debt expense of $5.9 million, was 96.6% in 2001 compared with 99.9% in 2000 due to decreases in occupancy and the bankruptcy of tenants who were replaced on a short-term basis with tenants whose recovery clauses are more restrictive.

     Depreciation and amortization increased in 2001 primarily from additional depreciation and amortization on the 26 new properties opened or acquired during 2001 and 2000 and the Company's capital investment in operating properties for renovations and expansions. This was offset by a reduction related to the 19 properties that were sold during 2001 and 2000.

     Interest expense increased in 2001 primarily due to additional debt related to the 26 new properties opened or acquired during 2001 and 2000, offset by reductions in interest expense related to debt retired with proceeds from the sales of properties.

     General and administrative expenses increased in 2001 due to increases in general overhead to manage the properties that were acquired in January 2001. The amount of the increase in general and administrative expense was offset by a $1.0 million reduction in reserves for state taxes.

Loss on Extinguishment of Debt

     The loss on extinguishment of debt increased since the Company retired more higher interest rate debt subject to prepayment penalties in 2001 than it did in 2000. The loss in 2001 consisted of prepayment penalties of $13.0 million and the write-off of unamortized deferred financing costs of $0.5 million.

Gain on Sales of Real Estate Assets

     Gain on sales includes $8.4 million of gains related to six community centers that were sold in 2001. Additional gains were generated by sales of outparcels including sales at The Lakes Mall in Muskegon, MI, which opened in August 2001.

Equity in Earnings of Unconsolidated Affiliates

     The increase in equity in earnings was the result of acquiring a non-controlling interest in four malls and one associated center in three partnerships from Jacobs. All of these are accounted for using the equity method of accounting. The increase was offset by decreases resulting from the cessation of operations at Parkway Place in Huntsville, AL, while it was redeveloped, and by the acquisition of the remaining ownership interest in Madison Square Mall in Huntsville, AL. Since the Company now owns a 100% interest in Madison Square Mall, its results have been included in the consolidated financial statements since the date the remaining interest was acquired.

PERFORMANCE MEASUREMENTS

     The shopping center business is, to some extent, seasonal in nature with tenants achieving the highest levels of sales during the fourth quarter because of the holiday season. The malls earn most of their "temporary" rents (rents from short-term tenants), during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

     The Company classifies its regional malls into two categories - malls that have completed their initial lease-up ("Stabilized Malls") and malls that are in their initial lease-up phase ("Non-Stabilized Malls"). The Non-Stabilized Mall category currently includes Springdale Mall, a redevelopment project in Mobile, AL; Arbor Place Mall in Atlanta (Douglasville), GA, which opened in October 1999; The Lakes Mall in Muskegon, MI, which opened in August 2001; and Parkway Place in Huntsville, AL, which opened in October 2002 and is owned in a joint venture with a third party.

     The Company's revenues, including the Company's share of revenues from unconsolidated affiliates and excluding minority interests' share of revenues, were derived from the Company's three property types as follows:

                                                  Year Ended December 31,
                                            ------------------------------------
                                                  2002               2001
                                            ------------------ -----------------
Malls                                              85.0%             84.7%
Associated centers                                  2.7%              2.6%
Community centers                                   9.3%             11.7%
Mortgages, office building and other                3.0%              1.0%

Sales and Occupancy Costs

     For those tenants who occupy 10,000 square feet or less and have reported sales, mall shop sales in the 50 Stabilized Malls decreased by 1.6% on a comparable per square foot basis to $293.10 per square foot for the year ended December 31, 2002, from $297.84 per square foot for the year ended December 31, 2001.

     Total sales volume in the mall portfolio, including Non-Stabilized Malls, increased 0.4% to $3.017 billion for the year ended December 31, 2002, from $3.004 billion for the year ended December 31, 2001.

     Occupancy costs as a percentage of sales for the years ended December 31, 2002 and 2001, for the Stabilized Malls were 12.0% and 11.3%, respectively.

Occupancy

     Occupancy for the Company's portfolio was as follows:

                                                      At December 31,
                                              ---------------------------------
                                                    2002             2001
                                              ----------------- ---------------
Total portfolio occupancy                        93.8%              93.8%
Total mall portfolio:                            93.3%              92.2%
     Stabilized Malls (50)                       94.1%              92.4%
     Non-Stabilized Malls (4)                    83.5%              89.1%
Associated centers                               95.2%              95.8%
Community centers                                94.7%              97.0%

     Occupancy for Non-Stabilized Malls declined primarily due to the addition of Parkway Place to the category when it opened in October 2002. Excluding Parkway Place, occupancy was 88.2% for the Non-Stabilized Malls at December 31, 2002.

     Occupancy for the community centers declined because of the vacancies resulting from the bankruptcies of Home Place at Kingston Overlook in Knoxville, TN, and Quality Stores at Sattler Square in Big Rapids, MI. The spaces at Kingston Overlook and Sattler Square have been re-leased, and the new tenants are scheduled to open during the first half of 2003.

Average Base Rents

     Average base rents per square foot for the portfolio were as follows:

                                             At December 31,
                                   ------------------------------------
                                         2002               2001
                                   ------------------ -----------------
Stabilized Malls                         $23.54            $23.02
Non-Stabilized Malls                      22.78             21.14
Associated centers                         9.87              9.42
Community centers                          9.72              9.43


Renewal/Replacement Leasing

     The Company achieved the following results from renewal and replacement leasing for the year ended December 31, 2002, compared to the base rent at the end of the lease term for the same spaces previously occupied:

                                     Base Rent           Base Rent
                                     Per Square         Per Square
                                        Foot               Foot            Percentage
                                    Prior Lease        New Lease (1)        Increase
                                   -------------      ---------------     ------------
Stabilized Malls                      $ 23.85             $ 24.79              3.9%
Associated centers                      12.01               12.91              7.5%
Community centers                       10.01               10.44              4.3%

(1) Average base rent over the term of the lease.

CASH FLOWS

     Cash provided by operating activities increased $60.8 million due to (i) one additional month of operations for the properties acquired from Jacobs on January 31, 2001, (ii) the addition of the nine new properties opened or acquired since February 2001 and (iii) the acquisitions of additional interests in Columbia Place during 2002. These increases were offset by reductions in results of operations related to the properties that have been sold since February 2001 and the three properties in which the Company contributed 90% of its interest to a joint venture.

     Cash used in investing activities increased $73.4 million because more cash was used to acquire real estate assets in 2002 compared to 2001. The purchase prices of Richland Mall, Westmoreland Mall and Westmoreland Crossing were all cash and totaled $155.7 million. The Company also paid $38.3 million more for capital expenditures in 2002 than it paid in 2001.

     Cash provided by financing activities was $3.9 million in 2002 compared to cash used in financing activities of $6.9 million in 2001. The change of $10.8 million was due to proceeds from the issuance of common and preferred stock, increased borrowings and a reduction in the amount of prepayment penalties incurred in 2002 as compared to 2001. This was offset by a significant increase in the amount of loan repayments, the purchase of preferred stock, and an increase in the amount of dividends and distributions paid.

LIQUIDITY AND CAPITAL RESOURCES

     The principal uses of the Company's liquidity and capital resources historically have been for property development, expansions, renovations, acquisitions, debt repayment and distributions to shareholders. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, the Company is required to distribute at least 90% of its taxable income, computed without regard to net capital gains or the dividends-paid deduction, to its shareholders.

     The Company's current capital structure includes property-specific mortgages (which are generally non-recourse), construction and term loans, revolving lines of credit, common stock, preferred stock, joint venture investments and a minority interest in the Operating Partnership.

     The Company anticipates that the combination of its equity and debt sources will, for the foreseeable future, provide adequate liquidity to continue its capital programs substantially as in the past and make distributions to its shareholders in accordance with the requirements applicable to real estate investment trusts.

     The Company's policy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance its access to the broadest range of capital markets, both public and private. Based on the Company's share of total consolidated and unconsolidated debt and the market value of equity described below, the Company's debt-to-total-market capitalization (debt plus market-value equity) ratio was 50.6% at December 31, 2002.

Equity

     As a publicly traded company, the Company has access to capital through both the public equity and debt markets. The Company has an effective shelf registration statement authorizing it to publicly issue shares of preferred stock, common stock and warrants to purchase shares of common stock with an aggregate public offering price of up to $350 million, of which approximately $62.3 million remains after the preferred stock offering on June 14, 2002.

     As of December 31, 2002, the minority interest in the Operating Partnership includes the 16.0% ownership interest in the Operating Partnership held by the Company's executive and senior officers, which may be exchanged for approximately 8.9 million shares of common stock. Additionally, executive and senior officers and directors own approximately 2.1 million shares of the Company's outstanding common stock, for a combined total interest in the Operating Partnership of approximately 19.9%.

     Limited partnership interests issued to acquire Jacobs' interests in shopping center properties in January 2001 and March 2002 may be exchanged for approximately 12.0 million shares of common stock, which represents a 21.5% interest in the Operating Partnership. Other third-party interests may be exchanged for approximately 4.8 million shares of common stock, which represents an 8.8% interest in the Operating Partnership.

     Assuming the exchange of all limited partnership interests in the Operating Partnership for common stock, there would be approximately 55.5 million shares of common stock outstanding with a market value of approximately $2.222 billion at December 31, 2002 (based on the closing price of $40.05 per share on December 31, 2002). The Company's total market equity is $2.389 billion, which includes
2.675 million shares of Series A preferred stock ($66.9 million based on a liquidation preference of $25.00 per share) and 2.0 million shares of Series B preferred stock ($100.0 million based on a liquidation preference of $50.00 per share). The Company's executive and senior officers' and directors' ownership interests had a market value of approximately $439.8 million at December 31, 2002.

Debt

     The Company's share of mortgage debt on consolidated properties, adjusted for minority investors' interests in six properties and its pro rata share of mortgage debt on seven unconsolidated properties, consisted of the following at December 31, 2002 and 2001 (in thousands):

                                                              December 31, 2002                 December 31, 2001
                                                       --------------------------------- --------------------------------
                                                                            Weighted                        Weighted
                                                                             Average                         Average
                                                                            Interest                        Interest
                                                           Amount            Rate (1)        Amount          Rate(1)
                                                       --------------- ----------------- --------------- ----------------
Fixed-rate debt:
     Non-recourse loans on operating properties            $ 1,886,057      7.18%           $ 1,509,992       7.54%
                                                       --------------- ----------------- --------------- ----------------
Variable-rate debt:
     Recourse term loans on operating properties               319,182      3.89%               626,863       3.45%
     Construction loans                                         20,140      3.08%                39,365       3.25%
     Lines of credit                                           221,275      2.69%               216,384       3.20%
                                                       --------------- ----------------- --------------- ----------------
     Total variable-rate debt                                  560,597      3.39%               882,612       3.38%
                                                       --------------- ----------------- --------------- ----------------
Total                                                      $ 2,446,654      6.31%           $ 2,392,604       6.01%
                                                       =============== ================= =============== ================

(1) Weighted average interest rate before amortization of deferred financing costs.

     The Company's lines of credit total $345.3 million, of which $124.0 million was available at December 31, 2002.

     On February 28, 2003, the Company announced that it replaced a $130.0 million secured line of credit and a $105.3 million unsecured line of credit with a new $255.0 million secured lines of credit with a group of banks. The new line of credit matures in 2006, has a one-year extension option and bears interest at a rate of 100 basis points over the London Interbank Offered Rate. This line of credit does not require any scheduled principal payments.

     As of December 31, 2002, total commitments under construction loans were $61.0 million, of which $39.1 million was available to be used for completion of construction and redevelopment projects and replenishment of working capital previously used for construction.

     The Company had additional lines of credit totaling $14.6 million that are used only for issuances of letters of credit, of which $8.5 million was outstanding at December 31, 2002.

     The Company has fixed the interest rate on $80.0 million of an operating property's debt at a rate of 6.95% using an interest rate swap agreement that expires in August 2003. The Company did not incur any fees for the swap agreement.

     During 2002, the Company closed five variable rate loans totaling $115.4 million to be used for construction and acquisition purposes, of which $47.6 million was outstanding at December 31, 2002.

     The Company also closed 12 non-recourse mortgage loans totaling $522.9 million that bear interest at fixed-rates ranging from 6.25% to 6.85%, with a weighted average of 6.56%. Nine malls, two associated centers and the office building secure these fixed-rate mortgages.

     On February 28, 2003, the Company announced that it closed an $85.0 million non-recourse loan that bears interest at 5.05% for a term of 10 years. The loan is secured by Westmoreland Mall and its associated center, Westmoreland Crossing, which the Company acquired in December 2002 with borrowings from the lines of credit.

     The Company expects to refinance the majority of mortgage and other notes payable maturing over the next five years with replacement loans. Taking into consideration extension options that are available to the Company, there are no debt maturities through December 31, 2003, other than normal principal amortization.

DEVELOPMENTS, EXPANSIONS, ACQUISITIONS AND DISPOSITIONS

     The Company expects to continue to have access to the capital resources necessary to expand and develop its business. Future development and acquisition activities will be undertaken as suitable opportunities arise. The Company does not expect to pursue these activities unless adequate sources of financing are available and a satisfactory budget with targeted returns on investment has been internally approved.

     The Company intends to fund major development, expansion and acquisition activities with traditional sources of construction and permanent debt financing as well as other debt and equity financings, including public financings and the lines of credit, in a manner consistent with its intention to operate with a conservative debt-to-total-market capitalization ratio.

Developments and Expansions

     The following development projects are under construction:

                                                                                  Gross                  Projected
                   Property                               Location             Leasable Area           Opening Date
-------------------------------------------     ---------------------------    --------------        -----------------
Malls
-----
Coastal Grand                                    Myrtle Beach, SC                 1,500,000*            March 2004
    (50/50 Joint Venture)

Associated centers
------------------
The Shoppes at Hamilton Place                    Chattanooga, TN                   109,937              April 2003

Community centers
-----------------
Cobblestone Village                              St. Augustine, FL                 306,000               May 2003
Waterford Commons (75/25 Joint Venture)**        Waterford, CT                     353,900            September 2003
Wilkes-Barre Township Marketplace                Wilkes-Barre Township, PA         312,317               May 2004

*  The initial project will encompass 1.2 million square feet.
** The Company will own at least 75% of the joint venture.

The following renovation projects are under construction:

Property                      Location                        Projected Completion Date
----------------------------- ------------------------------- ----------------------------
Parkdale Mall                 Beaumont, TX                    August 2003
St. Clair Square              Fairview Heights, IL            November 2003
Jefferson Mall                Louisville, KY                  October 2003
Eastgate Mall                 Cincinnati, OH                  November 2003
East Towne Mall               Madison, WI                     November 2003
West Towne Mall               Madison, WI                     November 2003

     The Company has entered into a number of option agreements for the development of future regional malls and community centers. Except for the projects discussed under Developments and Expansions above and Acquisitions below, the Company does not have any other material capital commitments.

Acquisitions

     The Company's acquisitions are discussed in Note 3 to the consolidated financial statements.

Dispositions

     During 2002, five community centers and an office building were sold for an aggregate sales price of $36.8 million, resulting in a net gain of $0.4 million. Three community centers and the office building were sold for a gain and two community centers were sold at a loss. The Company sold one community center for a gain of $2.9 million in February 2003.

     In addition, the Company sold seven outparcels for gains and two outparcels and a department store building for losses, which resulted in a net gain of $2.8 million in 2002.

OTHER CAPITAL EXPENDITURES

     The Company prepares an annual capital expenditure budget for each property that is intended to provide for all necessary recurring and non-recurring capital improvements. The Company believes that its operating cash flows, which include reimbursements from tenants, will provide the necessary funding for such capital improvements. These cash flows will be sufficient to cover tenant finish costs associated with renewing or replacing current tenant leases as their leases expire and capital expenditures that will not be reimbursed by tenants.

     Including its share of unconsolidated affiliates' capital expenditures, the Company spent $31.6 million in 2002 for tenant allowances, which generate increased rents from these tenants over the terms of their leases. Deferred maintenance expenditures, a majority of which are recovered from the tenants, were $19.3 million for 2002. Deferred maintenance expenditures included $10.2 million for resurfacing and improved lighting of parking lots, $8.1 million for roof repairs and replacements and $1.0 million for various other expenditures. Renovation expenditures were $57.4 million in 2002, a portion of which is recovered from tenants.

     Deferred maintenance expenditures are billed to tenants as common area maintenance expense, and most are recovered over a 5- to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which approximately 30% is recovered from tenants over a 5- to 15-year period.

OTHER

     The Company believes the Properties are in compliance, in all material respects, with federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of its present or former properties. Therefore, the Company has not recorded any material liability in connection with environmental matters.

CRITICAL ACCOUNTING POLICIES

     A critical accounting policy is one that is both important to the presentation of a company's financial condition and results of operations and requires significant judgment or complex estimation processes. The Company believes that its most significant accounting policies are those related to its accounting for the development of real estate assets and evaluating long-lived assets for impairment.

     The Company capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the personnel assigned to the development project, and the investment in the project relative to all development projects. Once a project is completed and placed in service, it is depreciated over its estimated useful life. Buildings and improvements are depreciated generally over 40 years and leasehold improvements are amortized over the lives of the applicable leases or the estimated useful life of the assets, whichever is shorter. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

     The Company periodically evaluates its real estate assets to determine if there has been any impairment in their carrying values and records impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts or if there are other indicators of impairment. At December 31, 2002, the Company did not own any real estate assets that were impaired.

RECENT ACCOUNTING PRONOUNCEMENTS

     As described in Note 2 to the consolidated financial statements, the Financial Accounting Standards Board has issued certain statements, which are effective beginning in 2003.

IMPACT OF INFLATION

     In the last three years, inflation has not had a significant impact on the Company because of the relatively low inflation rate. Substantially all tenant leases do, however, contain provisions designed to protect the Company from the impact of inflation. These provisions include clauses enabling the Company to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than 10 years which may enable the Company to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate. Most of the leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, which reduces the Company's exposure to increases in costs and operating expenses resulting from inflation.

FUNDS FROM OPERATIONS

     Funds From Operations ("FFO") is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with accounting principles generally accepted in the United States) excluding gains (or losses) on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for FFO from unconsolidated partnerships and joint ventures are calculated on the same basis. The Company defines FFO available for distribution to common shareholders as defined above by NAREIT less preferred dividends and gains or losses on outparcel sales. The Company computes FFO in accordance with the NAREIT recommendation concerning finance costs and non-real-estate depreciation. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

     The Company believes that FFO provides an additional indicator of the financial performance of the Properties. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Properties and interest rates, but also by the capital structures of the Company and the Operating Partnership. Accordingly, FFO will be one of the significant factors considered by the Board of Directors in determining the amount of cash distributions the Operating Partnership will make to its partners, including the REIT.

     FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or to cash flow as a measure of liquidity.

     Effective January 1, 2003, the Company adopted SFAS No. 145, which requires that gains and losses from the extinguishment of debt be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. As a result of the adoption of SFAS No. 145, the Company has reclassified losses on the extinguishment of debt from extraordinary items to unusual items within continuing operations for all periods presented. In accordance with NAREIT's definition of FFO, net income is adjusted for extraordinary items, but not for unusual items. Therefore, previously reported FFO for 2002, 2001 and 2000 has been reduced by the amount of the loss on extinguishment of debt in each of those years.

     FFO increased in 2002 by $52.2 million, or 28.9%, to $232.7 million compared to $180.4 million in 2001. The increase in FFO is primarily attributable to reduced interest expense, the results of operations of the properties added to the portfolio, a full twelve months of operations for the properties acquired from Jacobs compared to eleven months in 2001 and the reduction in loss on extinguishment of debt. These increases were offset by reductions related to operating properties that were sold or contributed to a joint venture. Additionally, lease termination fees were $1.4 million more in 2002 as compared to 2001. FFO would have increased by $2.8 million and $10.6 million in 2002 and 2001, respectively, if the Company included outparcel sales in its computation of FFO.

The Company's calculation of FFO is as follows (in thousands):

                                                                                 Year Ended
                                                                                December 31,
                                                                         ----------------------------
                                                                             2002          2001
                                                                         ------------- --------------
Net income available to common shareholders                              $     73,987  $      54,440
ADD:
Depreciation and amortization from consolidated properties                     94,373         83,877
Depreciation and amortization from unconsolidated affiliates                    4,490          3,765
Depreciation and amortization from discontinued operations                        586          1,066
Minority interest in earnings of operating partnership                         64,251         49,643
LESS:
Minority investors' share of depreciation and amortization in
     shopping center properties                                                (1,348)        (1,096)
Gain on disposal of discontinued operations                                      (372)             -
Depreciation and amortization of non-real estate assets                          (493)          (603)
Gain on sales of real estate assets                                            (2,804)       (10,649)
                                                                         ------------- --------------
FUNDS FROM OPERATIONS                                                    $    232,670  $     180,443
                                                                         ============= ==============

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


Reference is made to the Index to Financial statements contained in Item 15(1).

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(1)  Financial Statements                                           Page Number

     Independent Auditors' Report                                       22

     CBL  &  Associates  Properties,  Inc.  Consolidated
     Balance  Sheets  as of December 31, 2002 and 2001                  23

     CBL & Associates Properties, Inc. Consolidated
     Statements of Operations for the Years Ended
     December 31, 2002, 2001 and 2000                                   24

     CBL & Associates Properties,  Inc. Consolidated
     Statements of Shareholders' Equity for the Years
     Ended December 31, 2002, 2001 and 2000                             25

     CBL & Associates Properties, Inc. Consolidated
     Statements of Cash Flows for the  Years  Ended
     December 31, 2002, 2001 and 2000                                   26

     Notes to Financial Statements                                      27

                          INDEPENDENT AUDITORS' REPORT


To CBL & Associates Properties, Inc.:


We have audited the accompanying consolidated balance sheets of CBL & Associates Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the financial statements, in 2002, the Company changed its method of accounting for discontinued operations to conform to Statement of Financial Accounting Standards No. 144. Also, as discussed in Note 2 to the financial statements, on January 1, 2003, the Company changed its method of accounting for extraordinary items to conform to Statement of Financial Accounting Standard No. 145.


 DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 21, 2003, except for Notes 2, 3, 4, 7, 12 and 13
as to which the date is September 18, 2003

                         CBL & Associates Properties, Inc.
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                                                 December 31,
                                                                          -------------------------------
                                                                              2002              2001
                                                                          -------------     -------------
ASSETS
Real estate assets:
  Land                                                                      $   570,818       $   520,334
  Buildings and improvements                                                  3,394,787         2,961,185
                                                                          -------------     -------------
                                                                              3,965,605         3,481,519
     Less: accumulated depreciation                                            (434,840)         (346,940)
                                                                          -------------     -------------
                                                                              3,530,765         3,134,579
  Developments in progress                                                       80,720            67,043
                                                                          -------------     -------------
     Net investment in real estate assets                                     3,611,485         3,201,622
Cash and cash equivalents                                                        13,355            10,137
Receivables:
  Tenant, net of allowance for doubtful accounts of $2,861 in 2002
      and $2,865 in 2001                                                         37,994            38,353
  Other                                                                           3,692             2,833
Mortgage notes receivable                                                        23,074            10,634
Investment in and advances to unconsolidated affiliates                          68,232            77,673
Other assets                                                                     37,282            31,599
                                                                          -------------     -------------
                                                                           $  3,795,114      $  3,372,851
                                                                          =============     =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable                                           $  2,402,079      $  2,315,955
Accounts payable and accrued liabilities                                        151,332           103,707
                                                                          -------------     -------------
     Total liabilities                                                        2,553,411         2,419,662
                                                                          -------------     -------------
Commitments and contingencies (Notes 3, 5 and 16)
Minority interests                                                              500,513           431,101
Shareholders' equity:
 Preferred stock, $.01 par value, 5,000,000 shares authorized:
 9.0% Series A Cumulative Redeemable Preferred Stock, 2,675,000 and
     2,875,000 shares outstanding in 2002 and 2001, respectively                     27                29
 8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000
     shares outstanding in 2002 and none in 2001                                     20                --
 Common stock, $.01 par value, 95,000,000 shares authorized,
    29,797,469 and 25,616,917 shares issued and outstanding in 2002
    and 2001, respectively                                                          298               256
 Additional paid-in capital                                                     765,686           556,383
 Accumulated other comprehensive loss                                           (2,397)           (6,784)
 Accumulated deficit                                                           (22,444)          (27,796)
                                                                          -------------     -------------
     Total shareholders' equity                                                 741,190           522,088
                                                                          -------------     -------------
                                                                           $  3,795,114      $  3,372,851
                                                                          =============     =============

 The accompanying notes are an integral part of these balance sheets.

                        CBL & Associates Properties, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                            Year Ended December 31,
                                                                     ------------------------------------------
                                                                       2002             2001            2000
                                                                     ----------       ----------      ---------
REVENUES:
  Rentals:
     Minimum                                                          $382,492         $348,058        $221,996
     Percentage                                                         13,365            9,670           8,758
     Other                                                              11,015           10,605           6,245
  Tenant reimbursements                                                168,456          160,394         105,697
  Management, development and leasing fees                               7,146            5,148           4,170
  Interest and other                                                    15,858           14,262           8,320
                                                                     ----------       ----------      ---------
     Total revenues                                                    598,332          548,137         355,186
                                                                     ----------       ----------      ---------
EXPENSES:
  Property operating                                                   101,080           96,768          57,018
  Depreciation and amortization                                         94,373           83,877          58,268
  Real estate taxes                                                     47,368           43,913          29,895
  Maintenance and repairs                                               35,225           31,431          18,856
  General and administrative                                            23,332           18,807          17,766
  Interest                                                             143,164          156,707          95,989
  Other                                                                 10,307           11,489           3,363
                                                                     ----------       ----------      ---------
     Total expenses                                                    454,849          442,992         281,155
                                                                     ----------       ----------      ---------
Income from operations                                                 143,483          105,145          74,031
Loss on extinguishment of debt                                         (3,930)         (13,558)           (367)
Gain on sales of real estate assets                                      2,804           10,649          15,989
Equity in earnings of unconsolidated affiliates                          8,215            7,155           3,684
Minority interest in earnings:
  Operating Partnership                                               (64,251)         (49,643)        (28,507)
  Shopping center properties                                           (3,303)          (1,682)         (1,525)
                                                                     ----------       ----------      ---------
Income before discontinued operations                                   83,018           58,066          63,305
Operating income of discontinued operations                              1,516            2,842           2,417
Gain on discontinued operations                                            372                -               -
                                                                     ----------       ----------      ---------
Net income                                                              84,906           60,908          65,722
Preferred dividends                                                   (10,919)          (6,468)         (6,468)
                                                                     ----------       ----------      ---------
Net income available to common shareholders                            $73,987         $ 54,440        $ 59,254
                                                                     ==========       ==========      =========
BASIC EARNINGS PER SHARE:
  Income before discontinued operations, net of preferred dividends     $ 2.51          $  2.04         $  2.28
  Discontinued operations                                                 0.07             0.11            0.10
                                                                     ----------       ----------      ---------
  Net income available to common shareholders                           $ 2.58          $  2.15         $  2.38
                                                                     ==========       ==========      =========
  Weighted average common shares outstanding                            28,690           25,358          24,881
DILUTED EARNINGS PER SHARE:
  Income before discontinued operations, net of preferred
dividends                                                               $ 2.43          $  2.00         $  2.27
  Discontinued operations                                                 0.06             0.11            0.10
                                                                     ----------       ----------      ---------
  Net income available to common shareholders                           $ 2.49          $  2.11         $  2.37
                                                                     ==========       ==========      =========
  Weighted average common shares and potential dilutive common
      shares outstanding                                                29,668           25,833          25,021

The accompanying notes are an integral part of these statements.

                        CBL & Associates Properties, Inc.
                  Consolidated Statement Of Shareholders Equity
                        (In thousands, except share data)

                                                                                           Accumulated
                                                                              Additional      Other
                                                       Preferred   Common      Paid-in     Comprehensive  Accumulated
                                                          Stock     Stock      Capital         Loss         Deficit        Total
                                                       ----------  ---------  -----------  -------------  ------------  ----------
Balance December 31, 1999                               $     29   $    248   $  455,875     $      -     $   (36,265)  $  419,887
    Net income                                                 -          -            -            -          65,722       65,722
    Dividends declared - common shares                         -          -            -            -         (50,924)     (50,924)
    Dividends declared - preferred shares                      -          -            -            -          (6,468)      (6,468)
    Issuance of 152,311 shares of common stock                 -          2        3,343            -               -        3,345
    Exercise of stock options                                  -          1        3,262            -               -        3,263
                                                       ----------  ---------  -----------  -------------  ------------  ----------
Balance December 31, 2000                                     29        251      462,480            -         (27,935)     434,825
    Net income                                                 -          -            -            -          60,908       60,908
    Loss on current period cash flow hedges                    -          -            -       (6,784)              -       (6,784)
        Total comprehensive income                                                                                          54,124
    Dividends declared - common shares                         -          -            -            -         (54,301)     (54,301)
    Dividends declared - preferred shares                      -          -            -            -          (6,468)      (6,468)
    Issuance of 174,280 shares of common stock                 -          2        4,756            -               -        4,758
    Adjustment for minority interest in Operating
         Partnership                                           -          -       80,827            -               -       80,827
    Exercise of stock options                                  -          3        8,320            -               -        8,323
                                                       ----------  ---------  -----------  -------------  ------------  ----------
Balance December 31, 2001                                     29        256      556,383       (6,784)        (27,796)     522,088
    Net income                                                 -          -            -            -          84,906       84,906
    Gain on current period cash flow hedges                    -          -            -        4,387               -        4,387
        Total comprehensive income                                                                                          89,293
    Dividends declared - common shares                         -          -            -            -         (68,635)     (68,635)
    Dividends declared - preferred shares                      -          -            -            -         (10,919)     (10,919)
    Issuance of 2,000,000 shares of Series B preferred
         stock                                                20          -       96,350            -               -       96,370
    Purchase of 200,000 shares of Series A preferred
         stock                                                (2)         -       (5,091)           -               -       (5,093)
    Issuance of 3,524,299 shares of common stock               -         36      120,589            -               -      120,625
    Exercise of stock options                                  -          2        5,005            -               -        5,007
    Deferred compensation                                      -          -        2,194            -               -        2,194
    Conversion of Operating Partnership units into
        446,652 shares of common stock                         -          4        7,159            -               -        7,163
    Adjustment for minority interest in Operating
        Partnership                                            -          -      (16,903)           -               -      (16,903)
                                                       ----------  ---------  -----------  -------------  ------------  ----------
Balance December 31, 2002                               $     47   $    298   $  765,686  $    (2,397)     $  (22,444)  $  741,190
                                                        ==========================================================================

                                      CBL & Associates Properties, Inc.
                                    Consolidated Statements of Cash Flows
                                                (In thousands)

                                                                                Year Ended December 31,
                                                                        --------------------------------------
                                                                          2002            2001          2000
                                                                        ---------      ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                            $ 84,906       $ 60,908      $ 65,722
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Minority interest in earnings                                        67,554         51,341        30,045
     Depreciation                                                         74,501         75,905        47,329
     Amortization                                                         25,242         13,539        14,581
     Loss on extinguishment of debt                                        3,930         13,558           367
     Gain on sales of real estate assets                                  (2,804)       (10,649)      (15,989)
     Gain on discontinued operations                                        (372)             -             -
     Issuance of stock under incentive plan                                2,578          1,926         1,634
     Deferred compensation                                                 2,194              -             -
     Write-off of development projects                                       236          2,032           127
     Changes in assets and liabilities:
       Tenant and other receivables                                       (1,110)        (8,586)      (10,020)
       Other assets                                                       (6,089)        (5,107)         (607)
       Accounts payable and accrued liabilities                           23,157         18,208         5,929
                                                                        ---------      ---------     ---------
         Net cash provided by operating activities                       273,923        213,075       139,118
                                                                        ---------      ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to real estate assets                                         (70,325)       (73,816)     (139,645)
 Acquisitions of real estate assets                                     (166,489)      (115,755)      (11,103)
 Capitalized interest                                                     (5,109)        (5,860)       (6,288)
 Other capital expenditures                                             (101,365)       (63,115)      (24,654)
 Proceeds from sales of real estate assets                                84,885         79,572        67,865
 Additions to mortgage notes receivable                                   (5,965)        (1,604)         (825)
 Payments received on mortgage notes receivable                            2,135            996         1,454
 Distributions in excess of equity in earnings of
   unconsolidated affiliates                                               5,751          5,855         7,106
 Additional investments in and advances to unconsolidated
   affiliates                                                            (15,394)       (23,506)       (6,782)
 Additions to other assets                                                (2,731)        (4,012)       (9,343)
                                                                        ---------      ---------     ---------
         Net cash used in investing activities                          (274,607)      (201,245)     (122,215)
                                                                        ---------      ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from mortgage and other notes payable                          751,881        763,235       262,320
 Principal payments on mortgage and other notes payable                 (815,444)      (650,584)     (198,736)
 Additions to deferred financing costs                                    (5,589)        (7,904)       (4,403)
 Proceeds from issuance of common stock                                  118,047          2,832         1,711
 Proceeds from issuance of preferred stock                                96,370              -             -
 Purchase of preferred stock                                              (5,093)             -             -
 Purchase of minority interest                                                 -              -          (761)
 Proceeds from exercise of stock options                                   5,007          8,323         3,263
 Prepayment penalties on extinguishment of debt                           (2,290)       (13,038)         (184)
 Distributions to minority interests                                     (65,310)       (49,827)      (25,327)
 Dividends paid                                                          (73,677)       (59,914)      (56,676)
                                                                        ---------      ---------     ---------
         Net cash provided by financing activities                         3,902         (6,877)      (18,793)
                                                                        ---------      ---------     ---------
Net change in cash and cash equivalents                                    3,218          4,953        (1,890)
Cash and cash equivalents, beginning of period                            10,137          5,184         7,074
                                                                        ---------      ---------     ---------
Cash and cash equivalents, end of period                                $ 13,355       $ 10,137      $  5,184
                                                                        =========      =========     =========
Supplemental information
  Cash paid during the period for interest, net of amounts
    capitalized                                                         $141,425       $151,397      $ 94,789
                                                                        =========      =========     =========
  Debt assumed in acquisition of property interests                     $149,687       $875,425      $      -
                                                                        =========      =========     =========
  Issuance of minority interests in acquisition of property
    interests                                                           $ 60,788       $339,976      $      -
                                                                        =========      =========     =========

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)

NOTE 1.  ORGANIZATION

     CBL & Associates Properties, Inc. (the "Company"), a Delaware corporation, is a self-managed, self-administered, fully integrated real estate investment trust ("REIT") that is engaged in the development, acquisition and operation of regional shopping malls and community centers. The Company's shopping center properties are located primarily in the Southeast, as well as in select markets in the Northeast and Midwest regions of the United States.

     The Company conducts substantially all of its business through CBL & Associates Limited Partnership (the "Operating Partnership"). The Company is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. CBL Holdings I, Inc. is the sole general partner of the Operating Partnership. At December 31, 2002, CBL Holdings I, Inc. owned a 1.7% general partnership interest and CBL Holdings II, Inc. owned a 52.0% limited partnership interest in the Operating Partnership for a combined interest held by the Company of 53.7%.

     At December 31, 2002, the Operating Partnership owns controlling interests in 51 regional malls, 18 associated centers (each adjacent to a regional shopping mall), 61 community centers and an office building. Additionally, the Operating Partnership owns non-controlling interests in four regional malls, two associated centers and two community centers. The Operating Partnership currently has under construction one mall, which is owned in a joint venture, one associated center, and three community centers and has options to acquire certain development properties owned by third parties.

     The minority interest in the Operating Partnership is held primarily by CBL & Associates, Inc. and its affiliates (collectively "CBL's Predecessor") and by affiliates of The Richard E. Jacobs Group, Inc. ("Jacobs"). CBL's Predecessor contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership was formed in November 1993. Jacobs contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership acquired Jacobs' interests in 23 properties as discussed in Note 3. At December 31, 2002, CBL's Predecessor owned a 16.0% limited partnership interest, Jacobs owned a 21.5% limited partnership interest and third parties owned an 8.8% limited partnership interest in the Operating Partnership (Note
9). CBL's Predecessor also owned 2,135,249 shares of the Company's common stock at December 31, 2002, for a combined total interest of 19.9% in the Operating Partnership.

     The Operating Partnership conducts the Company's property management and development activities through CBL & Associates Management, Inc. (the "Management Company") to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The Operating Partnership holds 100% of the preferred stock and owns 6% of the common stock of the Management Company. CBL's Predecessor holds the remaining 94% of the Management Company's common stock. Through its ownership of the preferred stock, the Operating Partnership receives substantially all of the cash flow and enjoys substantially all of the economic benefits of the Management Company's operations.

     As sole general partner, the Company controls the Operating Partnership and the Operating Partnership's rights to substantially all of the economic benefits of the Management Company. As a result, the accounts of each entity are included in the accompanying consolidated financial statements. The Company, the Operating Partnership, and the Management Company are referred to collectively as the "Company."

     All significant intercompany balances and transactions have been eliminated in the consolidated presentation.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Real Estate Assets
------------------

     Real estate assets, including acquired assets, are stated at cost. Costs incurred for the development, construction and improvement of real estate assets are capitalized, including overhead costs directly attributable to property development. Interest costs and real estate taxes incurred during the development and construction period are capitalized and depreciated on the same basis as the related asset. Ordinary repairs and maintenance are expensed as incurred.

     Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases.

     Total interest expense capitalized was $5,109, $5,860 and $6,288 in 2002, 2001 and 2000, respectively.

Long-Lived Assets
-----------------

     The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. If it is determined that an impairment has occurred, the excess of the asset's carrying value over its estimated fair value will be charged to operations. There were no impairment charges in 2002, 2001 and 2000.

Cash and Cash Equivalents
-------------------------

     The  Company   considers  all  highly  liquid   investments  with  original
maturities of three months or less as cash equivalents.

Deferred Financing Costs
------------------------

     Net deferred financing costs of $9,767 and $9,396 were included in other assets at December 31, 2002 and 2001, respectively. Deferred financing costs include fees and costs incurred to obtain long-term financing and are amortized to interest expense over the terms of the related notes payable. Amortization expense was $4,114, $4,766, and $2,072 in 2002, 2001 and 2000, respectively.
Accumulated amortization was $4,631 and $3,700 as of December 2002 and 2001, respectively.

Revenue Recognition
-------------------

     Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

     The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

     The Company receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of minimum and percentage rents and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and recognized as revenue when earned.

Gain on Sales of Real Estate Assets
-----------------------------------

Gain on sales of real estate assets is recognized when title to the asset is transferred to the buyer, if the buyer's initial and continuing investment is adequate and the buyer assumes all future ownership risks of the asset.

Income Taxes
------------

     The Company is qualified as a REIT under the provisions of the Code. To maintain qualification as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and meet certain other requirements.

     As a REIT, the Company is generally not liable for federal corporate income taxes. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income taxes on its taxable income at regular corporate tax rates. Even if the Company maintains its qualification as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. State income taxes were not material in 2002, 2001 and 2000.

     The Company had a net deferred tax asset at December 31, 2002 and 2001, which consisted primarily of net operating loss carryforwards, that was reduced to zero by a valuation allowance because of uncertainty about the realization of the net deferred tax asset considering all available evidence.

Derivative Financial Instruments
--------------------------------

     On January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which established accounting and reporting standards for derivative instruments.

     SFAS No. 133 requires an entity to recognize every derivative instrument as either an asset or liability measured at its fair value. The fair value adjustments affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. See Note 14 for more information.

Concentration of Credit Risk
----------------------------

     The Company's tenants include national, regional and local retailers. Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.

     The Company derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounts for more than 7.0% of the Company's total revenues.

Earnings Per Share
------------------

     Basic earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of unrestricted common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for all potential dilutive common shares outstanding. The limited partners' rights to convert their minority interest in the Operating Partnership into shares of common stock are not dilutive (Note 9). The following summarizes the impact of potential dilutive common shares on the denominator used to compute earnings per share:

                                                                             Year Ended December 31,
                                                              ------------------------------------------------------
                                                                    2002               2001              2000
                                                              ------------------ ------------------ ----------------
Weighted average shares                                             28,793             25,436           24,936
Effect of nonvested stock awards                                     (103)               (78)             (53)
                                                              ------------------ ------------------ ----------------
Denominator - basic earnings per share                              28,690             25,358           24,881
Dilutive effect of stock options, nonvested stock awards
   and deemed shares related to deferred compensation
   arrangements                                                        978                475              140
                                                              ------------------ ------------------ ----------------
Denominator - diluted earnings per share                            29,668             25,833           25,021
                                                              ================== ================== ================


Stock-Based Compensation
------------------------

     The Company accounts for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related Interpretations. No stock-based compensation expense related to stock options has been reflected in net income since all options granted had an exercise price equal to the fair value of the Company's common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to employee stock options:

                                                                            Year Ended December 31,
                                                              ----------------------------------------------------
                                                                    2002              2001             2000
                                                              ------------------ ---------------- ----------------
Net income available to common shareholders, as reported            $73,987            $54,440         $59,254
Compensation expense determined under fair value method                (651)              (615)           (669)
                                                              ------------------ ---------------- ----------------
Pro forma net income available to common shareholders               $73,336            $53,825         $58,585
                                                              ================== ================ ================
Earnings per share:
    Basic, as reported                                               $ 2.58             $ 2.15          $ 2.38
                                                              ================== ================ ================
    Basic, pro forma                                                 $ 2.56             $ 2.12          $ 2.35
                                                              ================== ================ ================
    Diluted, as reported                                             $ 2.49             $ 2.11          $ 2.37
                                                              ================== ================ ================
    Diluted, pro forma                                               $ 2.34             $ 2.08          $ 2.34
                                                              ================== ================ ================

     The fair value of each employee stock option grant was estimated as of the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

                                                                               Year Ended December 31,
                                                                     --------------------------------------------
                                                                       2002             2001             2000
                                                                     -----------     -----------      -----------
Risk-free interest rate                                                  4.84%            5.07%            6.65%
Dividend yield                                                           6.83%            8.34%            8.98%
Expected volatility                                                     19.69%           18.00%           17.00%
Expected life                                                        7.0 years        5.9 years        6.0 years

     The per share weighted average fair value of stock options granted during 2002, 2001 and 2000 was $3.50, $1.75 and $1.54, respectively.


Comprehensive Income
--------------------

     Comprehensive income includes all changes in shareholders' equity during the period, except those resulting from investments by shareholders and distributions to shareholders.

Use of Estimates
----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
--------------------------------

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 modified existing rules for allocating purchase price and requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method. The Company allocated a portion of the purchase price of acquired properties to leases that were in place at the date of the acquisition for properties acquired during 2002.

     In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which rescinds SFAS No. 4. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30 ("APB 30"). The Company adopted SFAS No. 145 on January 1, 2003. Any gain or loss on extinguishment of debt that was previously reported as an extraordinary item in 2002, 2001 or 2000 that does not meet the criteria of APB 30 has been reclassified as an unusual item within continuing operations.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that the costs associated with exit or disposal activity be recognized and measured at fair value when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Since the Company typically does not engage in significant disposal activities, the implementation of SFAS No. 146 in 2003 is not expected to have a significant impact on the Company's reported financial results.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34." The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. The Company adopted the disclosure provisions of FASB
Interpretation No. 45 in the fourth quarter 2002. In accordance with the interpretation, the Company will adopt the remaining provisions of FASB Interpretation No. 45 effective January 1, 2003, and does not anticipate that they will have a material effect on the financial position and results of operations of the Company.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative transition methods for companies that voluntarily change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.

     Effective January 1, 2003, the Company will begin recording the expense associated with stock options in accordance with the fair value provisions of SFAS No. 123. In accordance with the provisions of SFAS No. 148, the Company will apply the fair value provisions on a prospective basis for all stock options granted after January 1, 2003.

Reclassifications
-----------------

     Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE 3.  ACQUISITIONS

     The Company includes the results of operations of real estate assets acquired in the consolidated statement of operations from the date of the related acquisition.

     The Company acquired Richland Mall, located in Waco, TX, in May 2002, for a cash purchase price of $43,250. In May 2002, the Company acquired Panama City Mall, located in Panama City, FL, for a purchase price of $45,700. The purchase price of Panama City Mall consisted of (i) the assumption of $40,700 of non-recourse mortgage debt with an interest rate of 7.30%, (ii) the issuance of 118,695 common units of the Operating Partnership with a fair value of $4,487 ($37.80 per unit) and (iii) $458 in cash closing costs.

     The Company also entered into a ground lease in May 2002, for land adjacent to Panama City Mall. The ground lease gives the lessor the option to require the Company to purchase the land for $4,148 between August 1, 2003, and February 1, 2004.

     The Company acquired the remaining 21% ownership interest in Columbia Place in Columbia, SC in August 2002. The total consideration of $9,875 consisted of the issuance of 61,662 common units with a fair value of $2,280 ($36.97 per unit) and the assumption of $7,595 of debt.

     In December 2002, the Company acquired the remaining 35% interest in East Towne Mall, West Towne Mall and West Towne Crossing, which are all located in Madison, WI. The purchase price consisted of the issuance of 932,669 common units with a fair value of $36,411 ($39.04 per unit) and the assumption of $25,618 of debt.

     In December 2002, the Company acquired Westmoreland Mall and its associated center, Westmoreland Crossing, located in Greensburg, PA, for a cash purchase price of $112,416.

     On January 31, 2001, the Company completed the first stage of its acquisition of Jacobs' interests in 21 malls and two associated centers for total consideration of approximately $1,204,249, including the acquisition of minority interests in certain properties. The purchase price consisted of (i) $125,460 in cash, including closing costs of approximately $12,872, (ii) the assumption of $750,244 in non-recourse mortgage debt, and (iii) the issuance of 12,056,692 special common units of the Operating Partnership with a fair value of $328,545 ($27.25 per unit).

     The Company closed on the second and final stage of the Jacobs' acquisition in March 2002, by acquiring additional interests in the joint ventures that own the following properties:

x West Towne Mall, East Towne Mall and West Towne Crossing in Madison, WI (17% interest)
x        Columbia Place in Columbia, SC (31% interest)
x        Kentucky Oaks Mall in Paducah, KY (2% interest)

     The purchase price of $42,519 for the additional interests consisted of $422 in cash, the assumption of $24,487 of debt and the issuance of 499,730 special common units with a fair value of $17,610 (weighted average of $35.24 per unit).

     The following unaudited pro forma financial information is for the years ended December 31, 2001 and 2000. It presents results for the Company as if the acquisition of the interests acquired on January 31, 2001, had occurred on January 1, 2000. The unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisition and related transactions had occurred on January 1, 2000. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results are as follows:

                                                                 Year Ended December 31,
                                                           ----------------------------------
                                                                2001                2000
                                                           -------------        -------------
 Total revenues                                             $   554,405          $   520,515
 Total expenses                                                 448,854              436,967
                                                           -------------        -------------
 Income from operations                                         105,551               83,548
                                                           =============        =============
 Net income before discontinued operations                       57,772               59,501
                                                           =============        =============
 Net income available to common shareholders                $    53,465          $    54,906
                                                           =============        =============
 Basic per share data:
     Net income before discontinued operations              $      2.02          $      2.13
                                                           =============        =============
     Net income available to common shareholders            $      2.11          $      2.21
                                                           =============        =============
 Diluted per share data:
     Net income before discontinued operations              $      1.99          $      2.12
                                                           =============        =============
     Net income available to common shareholders            $      2.07          $      2.19
                                                           =============        =============

     The pro forma adjustments include additional (i) depreciation expense of $1,871 and $22,455, (ii) interest expense of $835 and $10,516, (iii) management fees from unconsolidated affiliates of $129 and $1,483 and (iv) minority interest in earnings in the Operating Partnership of $1,965 and $22,242 for the years ended December 31, 2001 and 2000, respectively.

     In separate transactions during 2001, the Company issued an additional 602,980 special common units of the Operating Partnership valued at $16,431 and 31,008 common units of the Operating Partnership valued at $949 to purchase the remaining 50% and 25% interests in Madison Square Mall and Madison Plaza in Huntsville, AL, respectively.

NOTE 4.  DISCONTINUED OPERATIONS

     On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS No.

144 retains the fundamental provisions of SFAS No. 121 for (i) recognition and measurement of the impairment of long-lived assets to be held and used and (ii) measurement of long-lived assets to be disposed by sale. SFAS No. 144 broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented.

     The provisions of SFAS No. 144 have been applied prospectively to dispositions that occurred after January 1, 2002. Additionally, the disposed assets' results of operations for 2001 and 2000 have been reclassified to discontinued operations to conform to the current year presentation.

     During 2002, the Company sold five community centers and an office building for a total sales price of $36,800 and recognized a net gain of $372. During the first quarter of 2003, the Company sold one community center for a sales price of $7,760 and recognized a gain of $2,935. In accordance with SFAS No. 144, the net gain attributable to the properties sold in 2002 is reported as a component of discontinued operations in the accompanying consolidated statement of operations. The results of operations for all six community centers and the office building are reflected as discontinued operations for 2002, 2001 and 2000. Total revenues for these properties were $3,093, $5,696 and $4,538 in 2002, 2001 and 2000, respectively.


NOTE 5.  UNCONSOLIDATED AFFILIATES

     At December 31, 2002, the Company has investments in the following nine partnerships and joint ventures, which are accounted for using the equity method of accounting:

                                                                              Company's
Joint Venture                      Property Name                               Interest
-----------------------------------------------------------------------------------------
Governor's Square IB               Governor's Plaza                            50.0%
Governor's Square Company          Governor's Square                           47.5%
Imperial Valley Mall L.P.          Imperial Valley Mall                        60.0%
Kentucky Oaks Mall Company         Kentucky Oaks Mall                          50.0%
Mall of South Carolina L.P.        Coastal Grand                               50.0%
Mall of South Outparcel L.P.       Coastal Grand                               50.0%
Mall Shopping Center Company       Plaza del Sol                               50.6%
Parkway Place L.P.                 Parkway Place                               45.0%
PPG Venture I L.P.                 Willowbrook Plaza, Pemberton Plaza          10.0%
                                      and Massard Crossing

     In January 2001, the Company acquired a 48% interest in Kentucky Oaks Mall Company, Columbia Joint Venture and Madison Joint Venture in connection with the first stage of the Jacobs' transaction discussed in Note 3.

     As discussed in Note 3, the Company discontinued the equity method of accounting for the partnership that owns Madison Square Mall after the Company acquired the remaining ownership interest in that partnership on January 31, 2001.

     In February 2002, the Company contributed its interests in two community centers and one associated center to PPG Venture I Limited Partnership, a joint venture with a third party, and retained a 10% interest. The total consideration of $63,030 consisted of cash of $46,000 and the Company's retained interest. The Company deferred the gain of $10,983 from the transaction since certain restrictions included in the joint venture agreement related to the subsequent sale of the properties demonstrate the Company's continuing involvement. The deferred gain is included in accounts payable and accrued liabilities.

     In March 2002, the Company acquired an additional 2% interest in Kentucky Oaks Mall Company, an additional 17% interest in Madison Joint Venture and an additional 31% interest in Columbia Mall Company as discussed in Note 3. Since the additional interest in Columbia Mall Company resulted in the Company having a 79% controlling interest in that joint venture, the Company stopped accounting for it using the equity method and began consolidating it as of the date the additional 31% interest was acquired.

     During 2002, the Company entered into three joint ventures with third parties to develop two malls, Imperial Valley Mall and Coastal Grand.

     Condensed combined financial statement information of the partnerships and joint ventures is presented as follows:

                                                          December 31,
                                                  ---------------------------
                                                      2002           2001
                                                  ------------   ------------
 ASSETS:
 Net investment in real estate assets              $ 280,610       $ 359,361
 Other assets                                         10,593          11,077
                                                  ------------   ------------
    Total assets                                   $ 291,203       $ 370,438
                                                  ============   ============
 LIABILITIES :
 Mortgage notes payable                            $ 191,512       $ 229,687
 Other liabilities                                     5,491          11,264
                                                  ------------   ------------
    Total liabilities                              $ 197,003       $ 240,951
                                                  ============   ============

 OWNERS' EQUITY:
 The Company                                       $  68,313       $  77,673
 Other investors                                      25,887          51,814
                                                  ------------   ------------
    Total owners' equity                              94,200         129,487
                                                  ------------   ------------
 Total liabilities and owners' equity              $ 291,203       $ 370,438
                                                  ============   ============

                                                         Year Ended December 31,
                                                 --------------------------------------------
                                                    2002             2001             2000
                                                 ----------       ----------       ----------
 Revenues                                         $  57,084        $  55,779        $  27,294
 Depreciation and amortization                      (7,603)          (7,633)          (3,080)
 Other operating expenses                          (17,634)         (18,326)          (8,255)
 Interest expense                                  (14,827)         (14,693)          (8,397)
                                                 ----------       ----------       ----------
 Income from operations                              17,020           15,127            7,562
 Gain on sales of real estate assets                      -              213              186
                                                 ----------       ----------       ----------
 Net income                                       $  17,020        $  15,340         $  7,748
                                                 ==========       ==========       ==========
 Company's share of net income                    $   8,215         $  7,155         $  3,684
                                                 ==========       ==========       ==========

     In general, contributions and distributions of capital or cash flows and allocations of income and expense are made on a pro rata basis in proportion to the equity interest held by each general or limited partner. All debt on these properties is non-recourse.

NOTE 6.  MORTGAGE AND OTHER NOTES PAYABLE

     Mortgage and other notes payable consisted of the following at December 31, 2002 and 2001:

                                                              December 31, 2002                  December 31, 2001
                                                           ------------------------          -------------------------
                                                                          Weighted                           Weighted
                                                                          Average                            Average
                                                                          Interest                           Interest
                                                             Amount       Rate (1)              Amount       Rate(1)
                                                           ----------    ----------          ----------     ----------
Fixed-rate debt:
     Non-recourse loans on operating properties            $1,867,915       7.16%            $1,463,351        7.50%
                                                           ----------                        ----------
Variable-rate debt:
     Recourse term loans on operating properties              290,954       3.98%               595,785        3.38%
     Lines of credit                                          221,275       2.69%               216,266        3.20%
     Construction loans                                        21,935       3.08%                40,553        3.26%
                                                           ----------                        ----------
     Total variable-rate debt                                 534,164       3.41%               852,604        4.19%
                                                           ----------                        ----------
Total                                                      $2,402,079       6.32%            $2,315,955        6.30%
                                                           ==========                        ==========

(1) Weighted average interest rate before amortization of deferred financing costs.

     Non-recourse and recourse loans include loans that are secured by properties owned by the Company that have a net carrying value of $2,897,526 at December 31, 2002. At December 31, 2002, the Company had $34,734 available and unfunded under recourse term loan commitments on four properties.

Non-Recourse Loans
------------------

     At December 31, 2002, non-recourse loans totaling $1,867,915 bear interest at fixed rates ranging from 6.25% to 10.625%. Non-recourse loans generally provide for monthly payments of principal and/or interest and mature at various dates from May 2003 through August 2018.

Variable-Rate Loans
-------------------

     Recourse loans totaling $290,954 bear interest at variable interest rates indexed to the prime lending rate or London Interbank Offered Rate ("LIBOR"). At December 31, 2002, interest rates on variable-rate debt varied from 2.55% to 6.95%.

     At December 31, 2002, the Company had construction loans on two properties. The total commitment under the construction loans is $61,025 of which $21,935 is outstanding at December 31, 2002. The construction loans mature in 2004 and 2005, and bear interest at variable interest rates indexed to the prime lending rate or LIBOR. Interest rates on the construction loans were 3.07% and 3.09%, respectively, at December 31, 2002.

Unsecured Line of Credit
------------------------

     The Company has an unsecured line of credit that is used for construction, acquisition, and working capital purposes. The total available amount on the unsecured line of credit of $105,275 was outstanding at December 31, 2002. The unsecured line of credit expires January 31, 2004, and bears interest at a rate indexed to the prime lending rate or LIBOR. Borrowings under the unsecured line of credit had a weighted average interest rate of 2.99% at December 31, 2002. Quarterly principal payments of $6,250 are due beginning February 1, 2003.

     The unsecured line of credit contains three one-year extension options. During the first and second extension years, the Company is required to make quarterly principal payments of $6,250 beginning on February 1 of each extension year. If the third extension option is exercised, then quarterly payments of $18,750 are required beginning on February 1 of that extension year.

Secured Lines of Credit
-----------------------

     The Company has four secured lines of credit that are used for construction, acquisition, and working capital purposes. Each of these lines is secured by mortgages on certain of the Company's operating properties. The following summarizes certain information about the secured lines of credit as of December 31, 2002:

  Total            Total               Maturity
Available       Outstanding              Date
----------------------------------------------------
$130,000          $ 75,000           September 2003
  80,000            31,000              June 2003
  10,000            10,000             April 2004
  20,000                 -             March 2004
-----------------------------------
$240,000          $116,000
===================================


     Borrowings under the secured lines of credit had a weighted average interest rate of 2.43% at December 31, 2002. Additionally, the secured lines of credit are secured by 26 of the Company's properties, which had a net carrying value of $299,660 at December 31, 2002.

LETTERS OF CREDIT

     At December 31, 2002, the Company had additional lines of credit with a total commitment of $14,585 that can only be used for issuing letters of credit. The total outstanding under these lines of credit was $8,474 at December 31, 2002.

Covenants and Restrictions
--------------------------

     The secured and unsecured line of credit agreements contain, among other restrictions, certain restrictive covenants including the maintenance of certain coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. The Company was in compliance with all covenants and restrictions on its lines of credit at December 31, 2002.

     Thirteen malls, three associated centers and the office building are owned by special purpose entities that are included in the Company's consolidated financial statements. The sole business purpose of the special purpose entities is the ownership and operation of these properties. The mortgaged real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Company.

Debt Maturities
---------------

     As of December 31, 2002, the scheduled principal payments on all mortgage and other notes payable, including construction loans and lines of credit, are as follows:

2003                           $   433,944
2004                               119,737
2005                               122,612
2006                               162,135
2007                               202,634
Thereafter                       1,361,017
                               -----------
Total                          $ 2,402,079
                               ===========

     Of the $433,944 of scheduled principal payments in 2003, $390,080 is related to loans that are scheduled to mature in 2003. The Company has extension options in place for each of these loans that will extend their scheduled maturities to 2004.


NOTE 7.  LOSS ON EXTINGUISHMENT OF DEBT

     As discussed in Note 2, the Company adopted SFAS No. 145 on January 1, 2003. As a result, the losses on extinguishment of debt that were previously reported as extraordinary items have been reclassified as unusual items within continuing operations in the accompanying consolidated statements of operations.

     The loss on extinguishment of debt resulted from prepayment penalties and the write-off of unamortized deferred financing costs when notes payable were retired before their scheduled maturity dates. The following are the components of the loss:

                                              Year Ended December 31,
                                        ------------------------------------
                                            2002        2001       2000
                                        ------------------------------------
Prepayment penalties                    $ 2,290       $13,038     $   184
Unamortized deferred financing costs      1,640           520         183
                                        ------------------------------------
                                        $ 3,930       $13,558    $    367
                                        ====================================

NOTE 8.  SHAREHOLDERS' EQUITY

Common Stock
------------

     In March 2002, the Company completed a follow-on offering of 3,352,770 shares of its $0.01 par value common stock at $34.55 per share. The net proceeds of $114,705 were used to repay outstanding borrowings under the Company's lines of credit and to retire debt on certain operating properties.

Preferred Stock
---------------

     In June 1998, the Company issued 2,875,000 shares of 9.0% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") with a face value of $25.00 per share in a public offering. The dividends on the Series A Preferred Stock are cumulative and accrue from the date of issue and are payable quarterly in arrears at a rate of $2.25 per share per annum. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not redeemable prior to July 1, 2003. On or after July 1, 2003, the Company may redeem the Series A Preferred Stock, in whole or in part, for a cash redemption price of $25.00 per share, plus accrued and unpaid dividends.

     In June 2002, the Company purchased 200,000 shares of the Series A Preferred Stock for $5,093.

     In June 2002, the Company completed an offering of 2,000,000 shares of 8.75% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock"), having a par value of $.01 per share, at $50.00 per share. The net proceeds of $96,370 were used to reduce outstanding balances under the Company's lines of credit and to retire term loans on several properties.

     The dividends on the Series B Preferred Stock are cumulative and accrue from the date of issue and are payable quarterly in arrears at a rate of $4.375 per share per annum. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series B Preferred Stock cannot be redeemed by the Company prior to June 14, 2007. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $50.00 per share plus accrued and unpaid dividends.

NOTE 9.  MINORITY INTERESTS

     Minority interests represent (i) the aggregate partnership interest in the Operating Partnership that is not owned by the Company and (ii) the aggregate ownership interest in 11 of the Company's shopping center properties that is held by third parties.

Minority Interest in Operating Partnership
------------------------------------------

     The minority interest in the Operating Partnership is represented by common units and special common units of limited partnership interest in the Operating Partnership (the "Operating Partnership Units") that the Company does not own.

     The assets and liabilities allocated to the Operating Partnership's minority interest are based on their ownership percentage of the Operating Partnership at December 31, 2002 and 2001. The ownership percentage is determined by dividing the number of Operating Partnership Units held by the minority interest at December 31, 2002 and 2001 by the total Operating Partnership Units outstanding at December 31, 2002 and 2001. The minority interest ownership percentage in assets and liabilities of the Operating Partnership was 46.3% and 49.9% at December 31, 2002 and 2001, respectively.

     Income is allocated to the Operating Partnership's minority interest based on their weighted average ownership during the year. The ownership percentage is determined by dividing the weighted average number of Operating Partnership Units held by the minority interest by the total weighted average number of Operating Partnership Units outstanding during the year.

     A change in the number of shares of common stock or Operating Partnership Units changes the percentage ownership of both the Operating Partnership's minority interest and the Company. An Operating Partnership Unit is considered to be equivalent to a share of common stock since it generally is redeemable for cash or shares of the Company's common stock. As a result, an allocation is made between shareholders' equity and minority interest in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership's underlying equity when there is a change in the number of shares and/or Operating Partnership Units outstanding.

     The total  liability  related to the  minority  interest  in the  Operating
Partnership   was   $497,832  and  $428,888  at  December  31,  2002  and  2001,
respectively.

Minority Interest in Operating Partnership-Conversion Rights
------------------------------------------------------------

     The Operating Partnership agreement gives the limited partners the right to convert their partnership interests in the Operating Partnership into shares of common stock, subject to certain limits. It also gives them the right to sell part or all of their partnership interest in the Operating Partnership to the Company in exchange for shares of common stock or their cash equivalent. The Company can elect to pay in shares of common stock or their cash equivalent, subject to the terms of the Operating Partnership agreement.

     The Operating Partnership issued 13,159,407 special common units in connection with the acquisitions discussed in Notes 3 and 5. After January 31, 2004, holders of the special common units may exchange them for shares of common stock or cash. The Company has the right to elect the form of payment. The special common units receive a minimum distribution of $2.9025 per unit per year. When the distribution on the common units exceeds $2.9025 per unit per year, the special common units will receive a distribution equal to that paid on the common units.

     The Operating Partnership issued 1,144,034 common units in connection with the acquisitions discussed in Notes 3 and 5. The common units issued in connection with the acquisition of Panama City Mall, which is discussed in Note 3, will receive a minimum annual dividend of $3.375 per unit until May 2012. When the distribution on the common units exceeds $3.375 per unit, these common units will receive a distribution equal to that paid on the common units. Additionally, if the annual distribution on the common units should ever be less than $2.22 per unit, the $3.375 per unit dividend will be reduced by the amount the per unit distribution is less than $2.22 per unit.

     During 2002, third parties converted 446,652 common units to shares of the Company's common stock.

     The Operating Partnership acquired properties from CBL's Predecessor in exchange for 1,336 common units valued at $27,000 during 2000.

     Outstanding   rights  to  convert  minority   interests  in  the  Operating
Partnership to common stock were held by the following parties at December 31, 2002 and 2001:

                                                  December 31,
                                         --------------------------------
                                              2002            2001
                                         --------------- ----------------
Common shares outstanding                  29,797,469       25,616,917
Outstanding rights:
  Jacobs                                   11,953,903       11,454,173
  CBL's Predecessor                         8,883,928        8,884,728
  Third parties                             4,845,164        4,177,990
                                         --------------- ----------------
Total Operating Partnership Units          55,480,464       50,133,808
                                         =============== ================

Minority Interest in Shopping Center Properties
-----------------------------------------------

     The Company's consolidated financial statements include the assets, liabilities and results of operations of eleven properties that the Company does not wholly own. The minority interest in shopping center properties represents the aggregate ownership interest of third parties in these properties. The total liability related to the minority interests in shopping center properties was $2,681 and $2,213 at December 31, 2002 and 2001, respectively.

     The assets and liabilities allocated to the minority interest in shopping center properties are based on the third parties' ownership percentages in each shopping center property at December 31, 2002 and 2001. Income is allocated to the minority interest in shopping center properties based on the third parties' weighted average ownership in each shopping center property during the year.

NOTE 10.  MINIMUM RENTS

     The Company receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under noncancellable tenant leases at December 31, 2002, as follows:


2003                            $367,191
2004                             331,926
2005                             290,280
2006                             252,001
2007                             214,485
Thereafter                       818,495


     Future   minimum   rents  do  not  include   percentage   rents  or  tenant
reimbursements that may become due.

NOTE 11.  MORTGAGE NOTES RECEIVABLE

     Mortgage notes receivable are collateralized by first mortgages or wrap-around mortgages on the underlying real estate and related improvements. Interest rates on notes receivable range from 2.63% to 9.5% at December 31, 2002. Maturities of notes receivable range from 2003 to 2022.

NOTE 12.  SEGMENT INFORMATION

     The Company measures performance and allocates resources according to property type, which is determined based on differences such as nature of tenants, capital requirements, economic risks and leasing terms. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Company's reportable segments is presented as follows:

                                                                Associated    Community
Year Ended December 31, 2002                        Malls        Centers       Centers     All Other       Total
-----------------------------------------------    ------------ ------------  -----------  ----------    ------------
Revenues                                           $  507,003     $ 16,747     $  54,303     $ 20,279     $  598,332
Property operating expenses (1)                      (174,108)      (3,851)      (13,843)       8,129       (183,673)
Interest expense                                     (124,696)      (3,256)       (9,236)      (5,976)      (143,164)
Other expense                                               -            -             -      (10,071)       (10,071)
Gain on sales of real estate assets                      (311)           -         2,576          539          2,804
                                                   ------------ ------------  -----------  ----------    ------------
Segment profit and loss                            $  207,888     $  9,640     $  33,800     $ 12,900        264,228
Depreciation and amortization                                                                                (94,373)
General, administrative and other                                                                            (23,568)
Loss on extinguishment of debt                                                                                (3,930)
Equity in earnings and minority interest                                                                     (59,339)
                                                                                                         ------------
Income before discontinued operations                                                                     $   83,018
                                                                                                         ============
Total assets (2)                                   $3,124,220     $143,446     $ 381,861     $145,587     $3,795,114
Capital expenditures (2)                           $  458,362     $ 25,045     $  22,626     $ 50,831     $  556,864

                                                                Associated    Community
Year Ended December 31, 2001                        Malls        Centers       Centers     All Other       Total
-----------------------------------------------    ------------ ------------  -----------  ----------    ------------
Revenues                                           $  448,247     $ 14,799     $  62,478     $ 22,613     $  548,137
Property operating expenses (1)                      (150,953)      (3,520)      (14,418)      (3,221)      (172,112)
Interest expense                                     (126,388)      (4,599)      (13,910)     (11,810)      (156,707)
Other expense                                               -            -             -       (9,458)        (9,458)
Gain on sales of real estate assets                       132            -         8,381        2,136         10,649
                                                   ------------ ------------  -----------  ----------    ------------
Segment profit and loss                            $  171,038     $  6,680     $  42,531     $    260        220,509
Depreciation and amortization                                                                                (83,877)
General, administrative and other                                                                            (20,838)
Loss on extinguishment of debt                                                                               (13,558)
Equity in earnings and minority interest                                                                     (44,170)
                                                                                                         ------------
Income before discontinued operations                                                                     $   58,066
                                                                                                         ============
Total assets (2)                                   $2,731,310     $124,897     $ 445,335     $ 71,309     $3,372,851
Capital expenditures (2)                           $1,291,829     $  5,245     $  53,746     $ 17,400     $1,368,220

                                                                Associated    Community
Year Ended December 31, 2000                        Malls        Centers       Centers     All Other       Total
-----------------------------------------------    ------------ ------------  -----------  ----------    ------------
Revenues                                           $  267,150     $ 14,831     $  61,303     $ 11,902     $  355,186
Property operating expenses (1)                       (90,889)      (2,675)      (13,186)         981       (105,769)
Interest expense                                      (75,455)      (3,821)      (13,240)      (3,473)       (95,989)
Other expense                                               -            -             -       (3,236)        (3,236)
Gain on sales of real estate assets                      (400)           -         2,576       13,813         15,989
                                                   ------------ ------------  -----------  ----------    ------------
Segment profit and loss                            $  100,406     $  8,335     $  37,453     $ 19,987        166,181
Depreciation and amortization                                                                                (58,268)
General, administrative and other                                                                            (17,893)
Loss on extinguishment of debt                                                                                  (367)
Equity in earnings and minority interest                                                                     (26,348)
                                                                                                         ------------
Income before discontinued operations                                                                     $   63,305
                                                                                                         ============
Total assets (2)                                   $1,450,948     $120,178     $ 453,749     $ 90,690     $2,115,565
Capital expenditures (2)                           $   83,411     $ 13,053     $  64,223     $ 13,240     $  173,927

(1) Property operating expenses include property operating, real estate taxes and maintenance and repairs.
(2) Developments in progress are included in the All Other category.


NOTE 13.  OPERATING PARTNERSHIP

     Condensed consolidated financial statement information for the Operating Partnership is presented as follows:

                                                           December 31,
                                                   --------------------------------
                                                       2002               2001
                                                   --------------    --------------
 ASSETS:
 Net investment in real estate assets               $ 3,611,485       $  3,201,622
 Investment in unconsolidated affiliates                 68,770             78,211
 Other assets                                           115,022             80,700
                                                   --------------    --------------
 Total assets                                       $ 3,795,277       $  3,360,533
                                                   ==============    ==============
 LIABILITIES:
 Mortgage and other notes payable                   $ 2,402,079       $  2,315,955
 Other liabilities                                      131,815             90,066
                                                   --------------    --------------
 Total liabilities                                    2,533,894          2,406,021

Minority interests                                        2,681              2,213

OWNERS' EQUITY                                        1,258,702            952,299
                                                   --------------    --------------
 Total liabilities and owner's equity               $ 3,795,277       $  3,360,533
                                                   ==============    ==============

                                                             Year Ended December 31,
                                                -------------------------------------------------
                                                    2002              2001               2000
                                                ------------      -----------         -----------
 Revenues                                       $  598,329         $  548,133         $  355,186
 Depreciation and amortization                     (94,373)          ( 83,877)           (58,268)
 Other operating expenses                         (359,283)          (358,685)          (222,051)
                                                ------------      -----------         -----------
 Income from operations                            144,673            105,571             74,867
 Loss on extinguishment of debt                     (3,930)           (13,558)              (367)
 Gain on sales of real estate assets                 2,804             10,649             15,989
 Equity in earnings of unconsolidated
   affiliates                                        8,215              7,155              3,684
 Minority interest in shopping center
   properties                                       (3,303)            (1,682)            (1,525)
                                                ------------      -----------         -----------
 Income before discontinued operations             148,459            108,135             92,648
 Operating income of discontinued operations         1,516              2,842              2,417
 Gain on discontinued operations                       372                  -                  -
                                                ------------      -----------         -----------
 Net income                                     $  150,347         $  110,977         $   95,065
                                                ============      ===========         ===========


NOTE 14.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments to manage its exposure to changes in interest rates. The Company does not use derivative financial instruments for speculative purposes. The Company's interest rate risk management policy requires that derivative instruments be used for hedging purposes only and that they be entered into only with major financial institutions based upon their credit ratings and other factors.

     The Company's objective in using derivatives is to manage its exposure to changes in interest rates. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without the exchange of the underlying principal amount. During 2002, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. Under an interest rate swap in place at December 31, 2002, the Company receives interest payments at a rate equal to LIBOR (1.44% at December 31, 2002) and pays interest at a fixed rate of 5.83%. The interest rate swap has a notional amount of $80,000 and expires August 30, 2003.

     Effective January 1, 2001, the Company determined that, with the exception of two swap agreements that expired during the first quarter of 2001, the Company's derivative instruments were effective and qualified for hedge accounting in accordance with SFAS No. 133. At December 31, 2002, the interest rate swap's fair value of $2,412 was recorded in accounts payable and accrued liabilities.

     The unrealized gains/losses recorded in accumulated other comprehensive loss will be reclassified to earnings as interest expense when interest payments are made. This reclassification correlates with the timing of when hedged items are recognized in earnings. The change in net unrealized gains/losses on cash flow hedges in 2002 reflects a reclassification of net unrealized gains/losses from accumulated other comprehensive loss to interest expense in the amount of $4,387. The remaining unrealized gains/losses of $2,397 will be reclassified during 2003.

     The Company is exposed to credit losses if the counterparty is unable to perform under the interest rate swap agreement. However, the Company anticipates that the counterparty will be able to fully satisfy its obligations under the contract. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of counterparties.

NOTE 15.  RELATED PARTY TRANSACTIONS

     CBL's Predecessor and certain officers of the Company have a significant minority interest in the construction company that the Company engaged to build substantially all of the Company's properties. The Company paid approximately $96,185, $94,300 and $123,000 to the construction company in 2002, 2001, and
2000, respectively, for construction and development services. The Company had accounts payable to the construction company of $16,963 and $3,109 at December 31, 2002 and 2001, respectively.

     The Management Company provides management and leasing services to the Company's unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $2,502, $1,450 and $1,166 in 2002, 2001 and 2000, respectively.

NOTE 16.  CONTINGENCIES

     The Company is currently involved in certain litigation that arises in the ordinary course of business. It is management's opinion that the pending litigation will not materially affect the financial position or results of operations of the Company. Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Company.

     The Company has guaranteed all of the construction debt related to Waterford Commons, which is owned in a joint venture with a third party that owns a minority interest. The total amount of the commitment for this construction loan is $30,000, of which $7,182 was outstanding at December 31, 2002. The Company will receive a fee from the third party partner in exchange for the guaranty, which will be recognized as revenue pro rata over the term of the guaranty. The fee had not been received as of December 31, 2002.

     The Company has guaranteed 50% of the debt of Parkway Place L.P., an unconsolidated affiliate in which the Company owns a 45% interest. The total amount outstanding at December 31, 2002, was $56,458, of which the Company has guaranteed $28,229.

     Under the terms of the partnership agreement of Mall of South Carolina L.P., an unconsolidated affiliate in which the Company owns a 50% interest, the Company will guarantee 100% of the construction debt incurred to develop Coastal Grand. There was no construction debt outstanding at December 31, 2002. The Company will receive a fee for this guarantee.

NOTE 17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage notes receivable is a reasonable estimation of fair value. The fair value of mortgage and other notes payable was $2,637,219 and $2,315,472 at December 31, 2002 and 2001, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated rates at which similar loans would be made currently.

NOTE 18.  STOCK INCENTIVE PLAN

     The Company maintains the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan, as amended, which permits the Company to issue stock options and common stock to selected officers, employees and directors of the Company. The shares available under the plan were increased from 4,000,000 to 5,200,000 during 2002. The Compensation Committee of the Board of Directors (the "Committee") administers the plan.

Stock Options
-------------

     Stock options issued under the plan allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant. However, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter.

     The Company's stock option activity for 2002, 2001 and 2000 is summarized as follows:

                                                                                     Weighted Average
                                                 Shares         Option Price         Exercise Price
                                              -------------  -------------------    ------------------
 Outstanding at December 31, 1999                2,207,050   $19.5625 - $25.6250          $22.15
 Granted                                           377,000   $23.7190 - $25.5625           23.73
 Exercised                                        (159,183)  $19.5625 - $23.6250           20.50
 Lapsed                                            (60,050)  $19.5625 - $23.7190           22.25
                                              -------------
 Outstanding at December 31, 2000                2,364,817   $19.5625 - $25.5625           22.51
 Granted                                           378,500   $27.6750 - $31.3100           27.70
 Exercised                                        (375,350)  $19.5625 - $24.5000           22.18
 Lapsed                                            (16,000)  $23.7190 - $27.6750           24.57
                                              -------------
 Outstanding at December 31, 2001                2,351,967   $19.5625 - $31.3100           23.39
 Granted                                           429,750   $36.5350 - $39.8000           36.56
 Exercised                                        (209,600)  $19.6250 - $31.3100           23.90
 Lapsed                                            (38,700)  $23.7190 - $36.5350           28.25
                                              -------------
 Outstanding at December 31, 2002                2,533,417   $19.5625 - $39.8000           25.51
                                              =============

     The following is a summary of the stock options outstanding at December 31, 2002:

                                            Weighted          Weighted                          Weighted
                                            Average           Average                           Average
                                           Remaining       Exercise Price                    Exercise Price
                            Options       Contractual        of Options        Options         of Options
 Exercise Price Range     Outstanding    Life in Years      Outstanding      Exercisable      Exercisable
------------------------ -------------- ----------------- ----------------- --------------- -----------------
  $19.5625 - $21.6250        669,217          2.5             $19.95            669,217          $19.95
   23.6250 - 25.6250       1,102,550          5.9              23.98            696,800           23.94
   27.6750 - 39.8000         761,650          8.9              32.60             59,800           28.44
                         -------------- ----------------- ----------------- --------------- -----------------
        Totals             2,533,417          5.9             $25.51          1,425,817          $22.26
                         ============== ================= ================= =============== =================

Stock Awards
-------------

     Under the plan, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plan. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded, and the duration of the vesting period, as defined. The Committee may also provide for the issuance of common stock under the plan on a deferred basis pursuant to deferred compensation arrangements, as described in Note 19.

     During 2002, the Company issued 73,228 shares of common stock with a weighted average grant-date fair value of $35.21 per share. There were 41,516 shares that vested immediately. The remaining 31,712 shares vest at various dates from 2003 to 2007.

     During 2001, the Company issued 69,735 shares of common stock with a weighted average grant-date fair value of $27.62 per share. There were 44,537 shares of common stock that vested immediately. The remaining 25,198 shares of common stock vest at various dates from 2002 to 2006.

     During 2000, the Company issued 72,329 shares of common stock with a weighted average grant-date fair value of $22.59 per share. There was 36,606 shares of common stock that vested immediately. The remaining 35,723 shares of common stock vest at various dates from 2001 to 2005.

NOTE 19.  EMPLOYEE BENEFIT PLANS

401 (k) Plan
------------

     The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least one year of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant's contribution that does not exceed 2.5% of such participant's compensation for the plan year.
Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $439, $391 and $323 in 2002, 2001 and 2000, respectively.

Employee Stock Purchase Plan
----------------------------

     The Company maintains an employee stock purchase plan that allows eligible employees to acquire shares of the Company's common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of the Company's common stock. The shares are purchased by the fifth business day of the month following the month when the deductions were withheld. The shares are purchased at the prevailing market price of the stock at the time of purchase.

Deferred Compensation Arrangements
----------------------------------

     The Company has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years.

     For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of the Company's common stock issuable under the 1993 Stock Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of the Company's common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on the Company's common stock, which are then deemed to be reinvested in the Company's common stock in accordance with the Company's dividend reinvestment plan. When an arrangement terminates, the Company will issue shares of the Company's common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer's arrangement. At December 31, 2002 and 2001, respectively, there were 80,532 and 65,200 shares that were deemed set aside in accordance with these arrangements.

     For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 7.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2002 and 2001, respectively, the Company had notes payable, including accrued interest, of $319 and $168 related to these arrangements.

NOTE 20.  DIVIDENDS

     On October 29, 2002, the Company declared a cash dividend of $0.655 per share for the quarter ended December 31, 2002. The dividend was paid on January 15, 2003, to shareholders of record as of December 27, 2002. The total dividend of $19,517 is included in accounts payable and accrued liabilities at December 31, 2002.

     On January 15, 2002, the Operating Partnership paid a distribution of $17,336 to the Operating Partnership's limited partners. This distribution represented a distribution of $0.655 per unit for each common unit and $0.726 per unit for each special common unit in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2002.

     The allocations of dividends declared and paid for income tax purposes are as follows:

                                                      Year Ended December 31,
                                                ------------------------------------
                                                  2002          2001         2000
                                                ----------  ----------   -----------
Dividends declared per common share             $   2.32     $   2.13      $   2.04
Allocations:
    Ordinary income                               98.83%       95.63%        92.16%
    Capital gains 20% rate                         0.00%        0.13%         3.80%
    Capital gains 25% rate                         1.17%        4.24%         4.04%
    Return of capital                              0.00%        0.00%         0.00%
                                                ----------  ----------   -----------
Total                                            100.00%      100.00%       100.00%
                                                ==========  ==========   ===========

NOTE 21.  QUARTERLY INFORMATION (UNAUDITED)

     The following quarterly information differs from previously reported results since the results of operations of long-lived assets disposed of subsequent to each quarter end in 2002 have been reclassified to discontinued operations for all periods presented. Additionally, total revenues differs from previously reported amounts due to a reclassification made to conform to the fourth quarter and year-end presentations.

                                                         First       Second        Third       Fourth
2002                                                     Quarter     Quarter      Quarter      Quarter     Total (1)
                                                        ---------    --------     --------     --------    ----------
Total revenues                                          $144,916     $147,948     $147,354     $158,114      $598,332
Income from operations                                    33,753       35,391       32,959       41,380       143,483
Income before discontinued operations                     17,175       20,405       20,613       24,825        83,018
Discontinued operations                                    1,825          516          549      (1,002)         1,888
Net income available to common shareholders               17,383       18,910       17,467       20,227        73,987
Basic income before discontinued operations
      per share                                           $ 0.59       $ 0.63       $ 0.57       $ 0.72        $ 2.51
Diluted income before discontinued
     operations per share                                 $ 0.57       $ 0.61       $ 0.56       $ 0.69        $ 2.43
Basic net income available to common
     shareholders per share                               $ 0.66       $ 0.65       $ 0.59       $ 0.68        $ 2.58
Diluted net income available to common
     shareholders per share                               $ 0.64       $ 0.63       $ 0.57       $ 0.66        $ 2.50

                                                         First       Second        Third       Fourth
2001                                                     Quarter     Quarter      Quarter      Quarter     Total (1)
                                                        ---------    --------     --------     --------    ----------
Total revenues                                          $121,956     $135,534     $139,784     $150,863      $548,137
Income from operations                                    23,316       24,810       26,170       30,849       105,145
Income before discontinued operations                     16,376       12,912        9,179       19,599        58,066
Discontinued operations                                      421          830          680          911         2,842
Net income available to common shareholders               15,182       12,125        8,242       18,891        54,440
Basic income before discontinued operations
    per share                                             $ 0.59       $ 0.45       $ 0.30       $ 0.70        $ 2.04
Diluted income before discontinued
     operations per share                                 $ 0.58       $ 0.44       $ 0.29       $ 0.69        $ 2.00
Basic net income available to common
     shareholders per share                               $ 0.60       $ 0.48       $ 0.32       $ 0.74        $ 2.14
Diluted net income available to common
     shareholders per share                               $ 0.60       $ 0.47       $ 0.32       $ 0.72        $ 2.11

(1) The sum of quarterly earnings per share may differ from annual earnings per share due to rounding.